Exhibit 99.1

Assured Guaranty Municipal Corp.

Condensed Consolidated Financial Statements

(Unaudited)

June 30, 2020

ASSURED GUARANTY MUNICIPAL CORP.

Assured Guaranty Municipal Corp.
Condensed Consolidated Balance Sheets (unaudited)
(dollars in millions except par value and share amounts)

	As of June 30, 2020	As of December 31, 2019
Assets
Investment portfolio:
Fixed-maturity securities, available-for-sale, at fair value (amortized cost of $4,564 and $4,537, allowance for credit loss of $57 at June 30, 2020)	$4,666	$4,752
Short-term investments, at fair value	583	736
Surplus note from affiliate	300	300
Other invested assets (includes $4 and $4 measured at fair value)	432	173
Total investment portfolio	5,981	5,961
Loans receivable from affiliate	163	163
Cash	102	87
Premiums receivable	1,019	1,019
Ceded unearned premium reserve	615	619
Reinsurance recoverable on unpaid losses	170	200
Salvage and subrogation recoverable	531	488
Financial guaranty variable interest entities’ assets, at fair value	266	392
Other assets (includes $35 and $26 measured at fair value)	240	202
Total assets	$9,087	$9,131
Liabilities and shareholder's equity
Unearned premium reserve	$2,915	$2,891
Loss and loss adjustment expense reserve	609	631
Reinsurance balances payable, net	270	257
Financial guaranty variable interest entities’ liabilities with recourse, at fair value	281	321
Financial guaranty variable interest entities’ liabilities without recourse, at fair value	19	100
Other liabilities (includes $7 and $3 measured at fair value)	338	298
Total liabilities	4,432	4,498
Commitments and contingencies (see Note 10)
Preferred stock ($1,000 par value, 5,000.1 shares authorized; 0 shares issued and outstanding)	—	—
Common stock ($92,025 par value, 163 shares authorized, issued and outstanding)	15	15
Additional paid-in capital	702	702
Retained earnings	3,484	3,415
Accumulated other comprehensive income (loss), net of tax provision (benefit) of $26 and $28	64	118
Total shareholder's equity attributable to Assured Guaranty Municipal Corp.	4,265	4,250
Noncontrolling interests	390	383
Total shareholder's equity	4,655	4,633
Total liabilities and shareholder's equity	$9,087	$9,131

The accompanying notes are an integral part of these condensed consolidated financial statements.

Assured Guaranty Municipal Corp.
Condensed Consolidated Statements of Operations (unaudited)
(in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Revenues
Net earned premiums	$72	$57	$132	$124
Net investment income	43	50	87	100
Net realized investment gains (losses)	1	5	(3)	(8)
Fair value gains (losses) on committed capital securities	(13)	9	10	4
Fair value gains (losses) on financial guaranty variable interest entities	1	26	(6)	30
Commutation gains (losses)	38	1	38	1
Foreign exchange gain (loss) on remeasurement	1	(12)	(50)	(3)
Other income (loss)	(5)	5	4	11
Total revenues	138	141	212	259
Expenses
Loss and loss adjustment expenses	17	(17)	(27)	(17)
Employee compensation and benefit expenses	16	20	41	43
Other expenses	11	11	26	21
Total expenses	44	14	40	47
Income (loss) before income taxes and equity in net earnings of investees	94	127	172	212
Equity in net earnings of investees	26	—	17	1
Income (loss) before income taxes	120	127	189	213
Provision (benefit) for income taxes	18	28	36	42
Net income (loss)	102	99	153	171
Less: Noncontrolling interests	13	5	12	9
Net income (loss) attributable to Assured Guaranty Municipal Corp.	$89	$94	$141	$162

The accompanying notes are an integral part of these condensed consolidated financial statements.

Assured Guaranty Municipal Corp.
Condensed Consolidated Statements of Comprehensive Income (Loss) (unaudited)
(in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Net income (loss)	$102	$99	$153	$171
Change in net unrealized gains (losses) on:
Investments with no credit impairment recognized in the statements of operations, net of tax provision (benefit) of $15, $11, $3 and $26	82	25	(31)	112
Investments with credit impairment recognized in the statements of operations, net of tax provision (benefit) of $4, $2, $(6) and $2	13	—	(24)	10
Change in net unrealized gains (losses) on investments	95	25	(55)	122
Change in net unrealized gains (losses) on financial guaranty variable interest entities' liabilities with recourse, net of tax	(4)	3	4	3
Other comprehensive income (loss)	91	28	(51)	125
Comprehensive income (loss)	193	127	102	296
Less: Comprehensive income (loss) attributable to noncontrolling interests	17	7	15	14
Comprehensive income (loss) attributable to Assured Guaranty Municipal Corp.	$176	$120	$87	$282

The accompanying notes are an integral part of these condensed consolidated financial statements.

Assured Guaranty Municipal Corp.
Condensed Consolidated Statements of Shareholder's Equity (unaudited)
(dollars in millions, except share data)

For the Three Months Ended June 30, 2020

	Assured Guaranty Municipal Corp. Common Shares Outstanding	Common Stock	Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total Shareholder's Equity Attributable to Assured Guaranty Municipal Corp.	Noncontrolling Interests	Total Shareholder's Equity
Balance at March 31, 2020	163	$15	$702	$3,395	$(23)	$4,089	$381	$4,470
Net income	—	—	—	89	—	89	13	102
Dividends	—	—	—	—	—	—	(6)	(6)
Other comprehensive income	—	—	—	—	87	87	4	91
Return of capital	—	—	—	—	—	—	(2)	(2)
Balance at June 30, 2020	163	$15	$702	$3,484	$64	$4,265	$390	$4,655

For The Three Months Ended June 30, 2019

	Assured Guaranty Municipal Corp. Common Shares Outstanding	Common Stock	Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total Shareholder's Equity Attributable to Assured Guaranty Municipal Corp.	Noncontrolling Interests	Total Shareholder's Equity
Balance at March 31, 2019	163	$15	$702	$3,302	$57	$4,076	$231	$4,307
Net income	—	—	—	94	—	94	5	99
Dividends	—	—	—	(4)	—	(4)	(29)	(33)
Other comprehensive income	—	—	—	—	26	26	2	28
Return of capital	—	—	—	—	—	—	(10)	(10)
Balance at June 30, 2019	163	$15	$702	$3,392	$83	$4,192	$199	$4,391

Assured Guaranty Municipal Corp.
Condensed Consolidated Statements of Shareholder's Equity (unaudited)
(dollars in millions, except share data)

For the Six Months Ended June 30, 2020

	Assured Guaranty Municipal Corp. Common Shares Outstanding	Common Stock	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total Shareholder's Equity Attributable to Assured Guaranty Municipal Corp.	Noncontrolling Interests	Total Shareholder's Equity
Balance at December 31, 2019	163	$15	$702	$3,415	$118	$4,250	$383	$4,633
Net income	—	—	—	141	—	141	12	153
Dividends	—	—	—	(72)	—	(72)	(6)	(78)
Other comprehensive income (loss)	—	—	—	—	(54)	(54)	3	(51)
Return of capital	—	—	—	—	—	—	(2)	(2)
Balance at June 30, 2020	163	$15	$702	$3,484	$64	$4,265	$390	$4,655

For the Six Months Ended June 30, 2019

	Assured Guaranty Municipal Corp. Common Shares Outstanding	Common Stock	Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total Shareholder's Equity Attributable to Assured Guaranty Municipal Corp.	Noncontrolling Interests	Total Shareholder's Equity
Balance at December 31, 2018	163	$15	$702	$3,308	$(37)	$3,988	$226	$4,214
Net income	—	—	—	162	—	162	9	171
Dividends	—	—	—	(78)	—	(78)	(31)	(109)
Other comprehensive income	—	—	—	—	120	120	5	125
Return of capital	—	—	—	—	—	—	(10)	(10)
Balance at June 30, 2019	163	$15	$702	$3,392	$83	$4,192	$199	$4,391

The accompanying notes are an integral part of these condensed consolidated financial statements.

Assured Guaranty Municipal Corp.
Condensed Consolidated Statements of Cash Flows (unaudited)
(in millions)

	Six Months Ended June 30,
	2020	2019
Net cash flows provided by (used in) operating activities	$174	$(168)
Investing activities
Fixed-maturity securities:
Purchases	(456)	(232)
Sales	263	599
Maturities and paydowns	240	221
Short-term investments with original maturities of over three months:
Purchases	(103)	(200)
Sales	2	2
Maturities and paydowns	57	157
Net sales (purchases) of short-term investments with original maturities of less than three months	198	(293)
Paydowns on financial guaranty variable interest entities’ assets	48	39
Sales of financial guaranty variable interest entities assets	—	51
Sales and return of capital of other invested assets	5	34
Investment in funds managed by Assured Investment Management	(310)	—
Return of capital from funds managed by Assured Investment Management	65	—
Other	(4)	1
Net cash flows provided by (used in) investing activities	5	379
Financing activities
Dividends paid to Assured Guaranty Municipal Holdings Inc.	(72)	(78)
Dividends paid to Assured Guaranty Corp.	(6)	(31)
Return of capital to Assured Guaranty Corp.	(2)	(10)
Repayment of notes payable	(1)	(1)
Net paydowns of financial guaranty variable interest entities' liabilities	(46)	(85)
Net cash flows provided by (used in) financing activities	(127)	(205)
Effect of foreign exchange rate changes	(6)	—
Increase (decrease) in cash and restricted cash	46	6
Cash and restricted cash at beginning of period	87	53
Cash and restricted cash at end of period	$133	$59

(continued on next page)

The accompanying notes are an integral part of these condensed consolidated financial statements.

Assured Guaranty Municipal Corp.

Condensed Consolidated Statements of Cash Flows (unaudited) - (Continued)
(in millions)

	Six Months Ended June 30,
	2020	2019
Supplemental cash flow information
Cash paid (received) during the period for :
Income taxes	$—	$(4)

Supplemental disclosure of non-cash investing activities:
Purchases of fixed-maturity investments	$—	$(139)

	As of June 30, 2020	As of June 30, 2019
Reconciliation of cash and restricted cash to the condensed consolidated balance sheets
Cash	$102	$55
Restricted cash (included in other assets)	1	4
Cash of consolidated investment vehicle (see Note 8)	30	—
Cash and restricted cash at the end of period	$133	$59

The accompanying notes are an integral part of these condensed consolidated financial statements.

Assured Guaranty Municipal Corp.
Notes to Condensed Consolidated Financial Statements (unaudited)
June 30, 2020

1. Business and Basis of Presentation

Business

Assured Guaranty Municipal Corp. (AGM, or together with its subsidiaries, the Company), a New York domiciled insurance company, is a wholly owned subsidiary of Assured Guaranty Municipal Holdings Inc. (AGMH). AGMH is an indirect, wholly owned subsidiary of Assured Guaranty Ltd. (AGL and, together with its subsidiaries, Assured Guaranty). AGL is a Bermuda-based holding company that provides, through its operating subsidiaries, credit protection products to the United States (U.S.) and international public finance (including infrastructure) and structured finance markets, as well as asset management services.

The Company applies its credit underwriting judgment, risk management skills and capital markets experience primarily to offer financial guaranty insurance that protects holders of debt instruments and other monetary obligations from defaults in scheduled payments. If an obligor defaults on a scheduled payment due on an obligation, including a scheduled principal or interest payment, the Company is required under its unconditional and irrevocable financial guaranty to pay the amount of the shortfall to the holder of the obligation. Obligations insured by the Company include bonds issued by U.S. state or municipal governmental authorities and notes issued to finance international infrastructure projects. AGM had previously offered insurance and reinsurance in the global structured finance market, but has not done so since mid-2008. AGM and its indirect subsidiary Municipal Assurance Corp. (MAC) each markets its financial guaranty insurance directly to issuers and underwriters of, and investors in, public finance securities. In addition, AGM's direct subsidiaries, Assured Guaranty (Europe) plc (AGE UK) and, most recently, Assured Guaranty (Europe) SA (AGE SA), provide financial guaranties for the international public finance (including infrastructure) market and the asset-backed and other structured finance market. The Company guarantees obligations issued principally in the U.S. and the United Kingdom (U.K.), and also guarantees obligations issued in other countries and regions, including Western Europe, Canada and Australia.

Basis of Presentation

The unaudited interim condensed consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (GAAP). In management's opinion, all material adjustments necessary for a fair statement of the financial condition, results of operations and cash flows of the Company, including its consolidated variable interest entities (VIEs), are reflected in the periods presented and are of a normal, recurring nature. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. These unaudited interim condensed consolidated financial statements are as of June 30, 2020 and cover the three-month period ended June 30, 2020 (Second Quarter 2020), the three-month period ended June 30, 2019 (Second Quarter 2019), the six-month period ended June 30, 2020 (Six Months 2020) and the six-month period ended June 30, 2019
(Six Months 2019). Certain financial information that is normally included in annual financial statements prepared in accordance with GAAP, but is not required for interim reporting purposes, has been condensed or omitted. The year-end condensed consolidated balance sheet data was derived from audited financial statements, but does not include all disclosures required by GAAP. Certain prior year balances have been reclassified to conform to the current year's presentation.

The unaudited interim condensed consolidated financial statements include the accounts of AGM, its direct and indirect subsidiaries and its consolidated VIEs. Intercompany accounts and transactions between and among all consolidated entities have been eliminated.

These unaudited interim condensed consolidated financial statements should be read in conjunction with the annual financial statements of AGM included in Exhibit 99.1 in AGL's Form 8-K dated March 19, 2020, filed with the U.S. Securities and Exchange Commission (SEC).

AGM owns:

•100% of AGE UK, which was organized in the U.K.,

•99.997% of AGE SA, which was organized in France. AGMH owns the remaining 0.003%,

•60.7% of Municipal Assurance Holdings Inc. (MAC Holdings), which was incorporated in Delaware. AGM's affiliate, Assured Guaranty Corp. (AGC), owns the remaining 39.3% of MAC Holdings. MAC Holdings owns 100% of MAC, which is domiciled in New York.

•55% of AG Asset Strategies (AGAS). MAC owns 10% of AGAS, and AGC owns 35%.

        AGE SA, a French incorporated company that has been authorized by the French insurance and banking supervisory authority, the Autorité de Contrôle Prudentiel et de Résolution, to conduct financial guarantee business, was established in mid-2019 to address the impact of the withdrawal of the U.K. from the European Union (EU). AGE UK is in the process of transferring certain existing financial guarantees in its portfolio to AGE SA. Upon such transfer, these will become the financial guarantees of AGE SA. Through AGE SA, Assured Guaranty intends to continue to write new business in the EU. AGE UK will remain the Assured Guaranty platform that writes new business in the U.K. and certain other non-EU countries.

Adopted Accounting Standards

Credit Losses on Financial Instruments

        On January 1, 2020, the Company adopted Accounting Standards Update (ASU) 2016-13, Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments.  The following summarizes the effect of adoption on the relevant balances.

Financial Assets Carried at Amortized Cost
        This ASU provides a new current expected credit loss model (CECL) to account for credit losses on certain financial assets carried at amortized cost such as reinsurance recoverables and premiums receivable. The new model requires an entity to estimate lifetime credit losses related to these assets, based on relevant historical information, adjusted for current conditions and reasonable and supportable forecasts that could affect the collectability of the reported amount. The Company determined that this ASU had no effect on these balances on the date of adoption or for Six Months 2020.

Financial Assets Carried at Fair Value, not Through Net Income
The most significant effect of the adoption of this ASU is in respect of the available-for-sale investment portfolio, for which targeted amendments were made to the impairment model. Under the new guidance, credit losses are recognized as an allowance for credit loss rather than a direct write-down of the amortized cost basis of the investment (e.g. other-than-temporary impairment, or OTTI, under the previous impairment model). The allowance for credit loss is limited to the excess of amortized cost over fair value, and may be reduced, with a corresponding reversal of credit loss expense, in the event that the expected cash flows of the instrument improves. The Company has elected to classify credit loss expense (including accretion and changes in the allowance for credit loss) as a component of realized gain (loss) on investments.
When amounts are deemed uncollectible, the Company writes-off such amounts. Write-offs are deducted from the allowance for credit loss and the amortized cost basis is written down. Amounts that have been written off may not be reversed through the allowance for credit loss, and any subsequent recovery of such amounts is only recognized in income when received.
The assessment of whether a credit loss exists is performed each quarter and includes numerous factors including the extent to which fair value is less than amortized cost, and any adverse conditions specifically related to the security, industry, and/or geographic area, including changes in the financial condition of the issuer, or underlying loan obligors, as well as general economic and political factors. Additional factors considered, as applicable, include remaining payment terms of the security, prepayment speeds, expected defaults and the value of any embedded credit enhancements. Unlike the previous OTTI model, management may not consider the length of time an instrument has been impaired or the effect of changes in foreign exchange rates in its assessment of credit loss. If, based on an assessment of these and other relevant factors, the Company determines that a credit loss may exist, it then performs a discounted cash flow analysis to determine its best estimate of such allowance for credit loss.

This ASU also eliminates the existing guidance for purchased credit impaired (PCI) securities (such as the Company's loss mitigation securities) and introduced a new model for purchased financial assets with credit deterioration (PCD) securities. PCD securities are defined in the new guidance as financial assets that, as of the date of acquisition, have experienced a more-than-insignificant deterioration in credit quality since origination, as determined by an acquirer’s assessment. The ASU requires the recognition of an initial allowance for credit loss on the date of acquisition of PCD securities. Under the new guidance, the amortized cost of PCD securities on the date of acquisition is equal to the purchase price plus the allowance for credit loss, but no credit loss expense is recognized in the statement of operations on the date of acquisition. After the date of acquisition, PCD securities follow the guidance described above for the periodic assessment of credit losses in the available-for-sale investment portfolio.
For securities the Company intends to sell and securities for which it is more-likely-than-not that the Company will be required to sell the security before recovery of its amortized cost, the Company writes off any existing allowance for credit loss, and writes down the amortized cost basis of the instrument to fair value with an offset to realized gain (loss) in the statement of operations.
For all securities that were originally purchased with credit deterioration, whether or not an allowance was established on January 1, 2020, accrued interest is not separately presented, but rather is a component of the amortized cost of the instrument. For all other available-for-sale securities, a separate amount for accrued interest is reported in other assets. The Company has elected to not measure credit losses on its accrued interest receivable and instead write off accrued interest at the earliest to occur of (i) the date it is deemed uncollectible or (ii) when it is six months past due. All write offs of accrued interest are recorded as a reduction to interest income in the statement of operations.

The changes to the impairment model for available-for-sale securities were applied using a modified retrospective approach, and resulted in no effect to shareholders’ equity in total or by component. On the date of adoption, there was no change to the carrying value of the available-for-sale investment portfolio, other than a gross-up of amortized cost and the recording of an offsetting allowance for credit losses for securities to which the Company applied the PCD accounting model. On January 1, 2020, the Company applied the PCD accounting model to PCI securities that were not in an unrealized gain position as of December 31, 2019. The fair value of these PCI securities was $206 million and their amortized cost was $222 million as of December 31, 2019. The Company determined the allowance for credit loss for such PCD securities was $44 million on January 1, 2020. The recording of the allowance for these PCD securities on January 1, 2020 had no effect on the condensed consolidated statement of operations or any component of shareholders’ equity. In Second Quarter 2020 and Six Months 2020, the Company recorded an additional $3 million and $13 million, respectively, in credit loss expense (including $1 million and $2 million, respectively, of accretion). Changes in the impairment model associated with PCD securities are to be applied prospectively. The Company did not purchase any PCD securities during Six Months 2020.

        See Note 8, Investments and Cash, in the annual financial statements of AGM included in Exhibit 99.1 in AGL's Form 8-K dated March 19, 2020, filed with the SEC for a discussion of the accounting policy for evaluating investments for OTTI prior to January 1, 2020.

Future Application of Accounting Standards

Targeted Improvements to the Accounting for Long-Duration Contracts

        In August 2018, the Financial Accounting Standards Board (FASB) issued ASU 2018-12, Financial Services - Insurance (Topic 944): Targeted Improvements to the Accounting for Long-Duration Contracts. This ASU does not affect the Company’s financial guaranty insurance contracts, and will have no effect on the Company's consolidated financial statements.

Simplification of the Accounting for Income Taxes

        In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes. The amendments in this ASU simplify the accounting for income taxes by removing certain exceptions and clarifying certain requirements regarding franchise taxes, goodwill, consolidated tax expenses and annual effective tax rate calculations. The ASU is effective for interim and annual periods beginning after December 15, 2020, with early adoption permitted. The Company is currently assessing the impact of this ASU on its consolidated financial statements.

Reference Rate Reform

        In March 2020, the FASB issued ASU 2020-04, Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting. This ASU provides optional guidance for a limited period of time to ease the potential burden in accounting for (or recognizing the effects of) contract modifications caused by reference rate reform. The new guidance provides optional expedients and exceptions for applying U.S. GAAP to contracts, hedging relationships, and other transactions affected by reference rate reform if certain criteria are met. The amendments apply only to contracts that reference the London Interbank Offered Rate (LIBOR) or another reference rate that is expected to be discontinued due to reference rate reform. This guidance is effective immediately, and the Company may elect to apply the amendments prospectively through December 31, 2022. The Company is evaluating the effect that this ASU will have on its consolidated financial statements.

2. Outstanding Exposure

        The Company primarily sells credit protection contracts in financial guaranty insurance form. Until 2008, the
Company also sold credit protection by issuing policies that guaranteed payment obligations under credit derivatives, primarily credit default swaps (CDS). The Company has not entered into any new CDS in order to sell credit protection in the U.S. since then. In early 2009, regulatory guidelines were issued that limited the terms under which such protection could be sold. The capital and margin requirements subsequently adopted under the Dodd-Frank Wall Street Reform and Consumer Protection Act also contributed to the Company not entering into such new CDS in the U.S. since 2008. The Company has, however, acquired portfolios both before and after 2008 that include financial guaranty contracts in credit derivative form.

The Company's contracts accounted for as credit derivatives are generally structured such that the circumstances giving rise to the Company’s obligation to make loss payments are similar to those for its financial guaranty insurance contracts. See Note 6, Fair Value Measurement, for more information.

The Company seeks to limit its exposure to losses by underwriting obligations that it views as investment grade at inception, although on occasion it may underwrite new issuances that it views as below-investment-grade (BIG), typically as part of its loss mitigation strategy for existing troubled exposures. The Company also seeks to acquire portfolios of insurance from financial guarantors that are no longer writing new business by acquiring such companies, providing reinsurance on a portfolio of insurance or reassuming a portfolio of reinsurance it had previously ceded; in such instances, it evaluates the risk characteristics of the target portfolio, which may include some BIG exposures, as a whole in the context of the proposed transaction. The Company diversifies its insured portfolio across asset classes and, in the structured finance portfolio, typically requires subordination or collateral to protect it from loss. Reinsurance may be used in order to reduce net exposure to certain insured transactions.

The Company has issued financial guaranty insurance policies on public finance obligations and, prior to mid-2008, structured finance obligations. Public finance obligations insured by the Company primarily consist of general obligation bonds supported by the taxing powers of U.S. state or municipal governmental authorities, as well as tax-supported bonds, revenue bonds and other obligations supported by covenants from state or municipal governmental authorities or other municipal obligors to impose and collect fees and charges for public services or specific infrastructure projects. The Company also includes within public finance obligations those obligations backed by the cash flow from leases or other revenues from projects serving substantial public purposes, including utilities, toll roads, healthcare facilities and government office buildings. The Company also includes within public finance similar obligations issued by territorial and non-U.S. sovereign and sub-sovereign issuers and governmental authorities.

        Structured finance obligations insured by the Company are generally issued by special purpose entities, including VIEs, and backed by pools of assets having an ascertainable cash flow or market value or other specialized financial obligations. Some of these VIEs are consolidated as described in Note 8, Variable Interest Entities. Unless otherwise specified, the outstanding par and debt service amounts presented in this note include outstanding exposures on VIEs whether or not they are consolidated. While AGM has ceased insuring new originations of asset-backed securities, a portfolio of such obligations remains outstanding. AGM's wholly owned subsidiaries AGE UK and AGE SA provide financial guarantees in the international public finance market and intend to provide such guarantees in the international structured finance market. AGM has acquired portfolios since 2009 that include financial guaranties of structured finance obligations.

Second-to-pay insured par outstanding represents transactions the Company has insured that are already insured by another financial guaranty insurer and where the Company's obligation to pay under its insurance of such transactions arises only if both the obligor on the underlying insured obligation and the primary financial guaranty insurer default. The Company underwrites such transactions based on the underlying insured obligation without regard to the primary financial guaranty insurer and internally rates the transaction the higher of the rating of the underlying obligation and the rating of the primary financial guarantor. The second-to-pay insured par outstanding as of June 30, 2020 and December 31, 2019 was $2.4 billion and $2.8 billion, respectively. The par on second-to-pay exposure where the ratings of the primary financial guaranty insurer and underlying insured transaction were BIG was $14 million and $16 million as of June 30, 2020 and December 31, 2019, respectively.

        Debt service and par outstanding exposures presented in these financial statements include 100% of the exposures of AGM and its consolidated subsidiaries, despite the fact that AGM indirectly owns only 60.7% of MAC.

Surveillance Categories

The Company segregates its insured portfolio into investment grade and BIG surveillance categories to facilitate the appropriate allocation of resources to monitoring and loss mitigation efforts and to aid in establishing the appropriate cycle for periodic review for each exposure. BIG exposures include all exposures with internal credit ratings below BBB-. The Company’s internal credit ratings are based on internal assessments of the likelihood of default and loss severity in the event of default. Internal credit ratings are expressed on a ratings scale similar to that used by the rating agencies and are generally reflective of an approach similar to that employed by the rating agencies, except that the Company's internal credit ratings focus on future performance, rather than lifetime performance.

The Company monitors its insured portfolio and refreshes its internal credit ratings on individual exposures in quarterly, semi-annual or annual cycles based on the Company’s view of the exposure’s credit quality, loss potential, volatility and sector. Ratings on exposures in sectors identified as under the most stress or with the most potential volatility are reviewed every quarter although the Company may also review a rating in response to developments impacting the credit when a ratings review is not scheduled. The Company uses the ceding company's credit rating for exposures it assumes from its affiliates, because their surveillance and rating processes are consistent with its own processes.

Exposures identified as BIG are subjected to further review to determine the probability of a loss. See Note 3, Expected Loss to be Paid, for additional information. Surveillance personnel then assign each BIG transaction to the appropriate BIG surveillance category based upon whether a future loss is expected and whether a claim has been paid. The Company uses a tax-equivalent yield to calculate the present value of projected payments and recoveries and determine whether a future loss is expected in order to assign the appropriate BIG surveillance category to a transaction. For financial statement measurement purposes, the Company uses risk-free rates, which are determined each quarter, to calculate the expected loss.

More extensive monitoring and intervention is employed for all BIG surveillance categories, with internal credit ratings reviewed quarterly. For purposes of determining the appropriate surveillance category, the Company expects “future losses” on a transaction when the Company believes there is at least a 50% chance that, on a present value basis, it will in the future pay claims on that transaction that will not be fully reimbursed. The three BIG categories are:

•BIG Category 1: Below-investment-grade transactions showing sufficient deterioration to make future losses possible, but for which none are currently expected.

•BIG Category 2: Below-investment-grade transactions for which future losses are expected but for which no claims (other than liquidity claims, which are claims that the Company expects to be reimbursed within one year) have yet been paid.

•BIG Category 3: Below-investment-grade transactions for which future losses are expected and on which claims (other than liquidity claims) have been paid.

Unless otherwise noted, ratings disclosed herein on the Company's insured portfolio reflect its internal ratings. The Company classifies those portions of risks benefiting from reimbursement obligations collateralized by eligible assets held in trust in acceptable reimbursement structures as the higher of 'AA' or their current internal rating.

Impact of COVID-19 Pandemic
        A novel coronavirus emerged in Wuhan, China in late 2019 and began to spread beyond China in early 2020. The virus is highly infectious and causes a coronavirus disease, COVID-19, that can be fatal. COVID-19 has been declared a pandemic by the World Health Organization, and its emergence and reactions to it, including various shelter-in-place guidelines and related restrictions, are having a profound effect on the global economy and financial markets. While the COVID-19 pandemic has been impacting the global economy and the Company for quite some time now, its ultimate size, depth, course and duration remain unknown, and the governmental and private responses to the pandemic continue to evolve. Consequently, and due to the nature of the Company's business, all of the direct and indirect consequences of COVID-19 on the Company are not yet fully known to the Company, and still may not emerge for some time. The Surveillance department is closely monitoring the insured portfolio, with emphasis on state and local governments and entities that were already experiencing significant budget deficits and pension funding and revenue shortfalls, as well as obligations supported by revenue streams most impacted by shelter-in-place guidelines and related restrictions or an economic downturn.

Components of Outstanding Exposure

        The Company measures its financial guaranty exposure in terms of (a) gross and net par outstanding and (b) gross and net debt service.

        The Company typically guarantees the payment of principal and interest (debt service) when due. Since most of these payments are due in the future, the Company generally uses gross and net par outstanding as a proxy for its financial guaranty exposure. Gross par outstanding generally represents the principal amount of the insured obligation at a point in time. Net par outstanding equals gross par outstanding net of any reinsurance. The Company includes in its par outstanding calculation the impact of any consumer price index inflator to the reporting date as well as, in the case of accreting (zero-coupon) obligations, accretion to the reporting date.

        The Company purchases securities that it has insured, and for which it has expected losses to be paid, in order to mitigate the economic effect of insured losses (loss mitigation securities). The Company excludes amounts attributable to loss mitigation securities from par and debt service outstanding, which amounts are included in the investment portfolio, because the Company manages such securities as investments and not insurance exposure. As of June 30, 2020 and December 31, 2019, the Company excluded $547 million and $573 million, respectively, of net par attributable to loss mitigation securities.

        Gross debt service outstanding represents the sum of all estimated future principal and interest payments on the obligations insured, on an undiscounted basis. Net debt service outstanding equals gross debt service outstanding net of any reinsurance. Future debt service payments include the impact of any consumer price index inflator after the reporting date, as well as, in the case of accreting (zero-coupon) obligations, accretion after the reporting date.

        The Company calculates its debt service outstanding as follows:

•for insured obligations that are not supported by homogeneous pools of assets (which category includes most of the Company's public finance transactions), as the total estimated contractual future principal and interest due through maturity, regardless of whether the obligations may be called and regardless of whether, in the case of obligations where principal payments are due when an underlying asset makes a principal payment, the Company believes the obligations will be repaid prior to contractual maturity; and

•for insured obligations that are supported by homogeneous pools of assets that are contractually permitted to prepay principal (which category includes, for example, residential mortgage-backed securities (RMBS) and collateralized loan obligations (CLOs)), as the total estimated expected future principal and interest due on insured obligations through their respective expected terms, which includes the Company's expectations as to whether the obligations may be called and, in the case of obligations where principal payments are due when an underlying asset makes a principal payment, when the Company expects principal payments to be made prior to contractual maturity.

        The calculation of debt service requires the use of estimates, which the Company updates periodically, including estimates for the expected remaining term of insured obligations supported by homogeneous pools of assets, updated interest rates for floating and variable rate insured obligations, behavior of consumer price indices for obligations with consumer price index inflators, foreign exchange rates and other assumptions based on the characteristics of each insured obligation. The anticipated sunset of LIBOR at the end of 2021 has introduced another variable into the Company's calculation of future debt service. Debt service is a measure of the estimated maximum potential exposure to insured obligations before considering the

Company’s various legal rights to the underlying collateral and other remedies available to it under its financial guaranty contract.

        Actual debt service may differ from estimated debt service due to refundings, terminations, negotiated restructurings, prepayments, changes in interest rates on variable rate insured obligations, consumer price index behavior differing from that projected, changes in foreign exchange rates on non-U.S. dollar denominated insured obligations and other factors.

Financial Guaranty Portfolio
Debt Service Outstanding

	Gross Debt Service Outstanding		Net Debt Service Outstanding
	As of June 30, 2020	As of December 31, 2019	As of June 30, 2020	As of December 31, 2019
	(in millions)
Public finance	$313,601	$321,268	$234,917	$239,869
Structured finance	4,195	4,866	3,930	4,564
Total financial guaranty (1)	$317,796	$326,134	$238,847	$244,433
_____________________
(1) Includes 100% of MAC's gross and net debt service outstanding. However, AGM's indirect ownership of MAC is only 60.7%. The net debt service outstanding amount includes $25.2 billion and $28.7 billion as of June 30, 2020 and December 31, 2019, respectively, from MAC.

Financial Guaranty Portfolio by Internal Rating
As of June 30, 2020

	Public Finance U.S.		Public Finance Non-U.S.		Structured Finance U.S.		Structured Finance Non-U.S.		Total
Rating Category	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%
	(dollars in millions)
AAA	$265	0.2%	$948	2.7%	$517	17.9%	$99	29.6%	$1,829	1.2%
AA	11,012	9.8	4,229	11.8	1,010	35.0	21	6.3	16,272	10.8
A	61,461	54.9	8,692	24.3	97	3.4	47	14.0	70,297	46.6
BBB	36,555	32.7	21,204	59.4	278	9.6	129	38.5	58,166	38.5
BIG	2,634	2.4	649	1.8	983	34.1	39	11.6	4,305	2.9
Total net par outstanding (1)	$111,927	100.0%	$35,722	100.0%	$2,885	100.0%	$335	100.0%	$150,869	100.0%
_____________________
(1) Includes $17.4 billion of net par outstanding as of June 30, 2020 from MAC, which represents 100% of MAC's net par outstanding. However, AGM's indirect ownership of MAC is only 60.7%.

Financial Guaranty Portfolio by Internal Rating
As of December 31, 2019

	Public Finance U.S.		Public Finance Non-U.S.		Structured Finance U.S.		Structured Finance Non-U.S.		Total
Rating Category	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%
	(dollars in millions)
AAA	$272	0.2%	$935	2.5%	$570	17.6%	$100	29.1%	$1,877	1.2%
AA	12,420	11.1	4,426	12.0	1,238	38.2	23	6.7	18,107	11.9
A	61,845	55.1	12,890	34.9	100	3.1	50	14.5	74,885	49.0
BBB	34,972	31.2	18,000	48.8	315	9.7	131	38.1	53,418	35.0
BIG	2,656	2.4	671	1.8	1,019	31.4	40	11.6	4,386	2.9
Total net par outstanding (1)	$112,165	100.0%	$36,922	100.0%	$3,242	100.0%	$344	100.0%	$152,673	100.0%
_____________________
(1) Includes $19.9 billion of net par outstanding as of December 31, 2019 from MAC, which represents 100% of MAC's net par outstanding. However, AGM's indirect ownership of MAC is only 60.7%.

        In addition to amounts shown in the table above, the Company had outstanding commitments to provide guaranties of $119 million of gross par for public finance as of June 30, 2020. These commitments are contingent on the satisfaction of all conditions set forth in them and may expire unused or be canceled at the counterparty’s request. Therefore, the total commitment amount does not necessarily reflect actual future guaranteed amounts.

Components of BIG Net Par Outstanding
As of June 30, 2020

	BIG Net Par Outstanding				Net Par
	BIG 1	BIG 2	BIG 3	Total BIG (1)	Outstanding
	(in millions)
Public finance:
U.S. public finance	$814	$43	$1,777	$2,634	$111,927
Non-U.S. public finance	612	—	37	649	35,722
Public finance	1,426	43	1,814	3,283	147,649
Structured finance:
U.S. RMBS	101	—	858	959	1,954
Other structured finance	39	—	24	63	1,266
Structured finance	140	—	882	1,022	3,220
Total	$1,566	$43	$2,696	$4,305	$150,869
____________________
(1) There is no BIG net par outstanding for credit derivatives as of June 30, 2020.

Components of BIG Net Par Outstanding
As of December 31, 2019

	BIG Net Par Outstanding				Net Par
	BIG 1	BIG 2	BIG 3	Total BIG (1)	Outstanding
	(in millions)
Public finance:
U.S. public finance	$931	$43	$1,682	$2,656	$112,165
Non-U.S. public finance	636	—	35	671	36,922
Public finance	1,567	43	1,717	3,327	149,087
Structured finance:
U.S. RMBS	65	40	888	993	2,086
Other structured finance	40	—	26	66	1,500
Structured finance	105	40	914	1,059	3,586
Total	$1,672	$83	$2,631	$4,386	$152,673
____________________
(1) There is no BIG net par outstanding for credit derivatives as of December 31, 2019.

Exposure to Puerto Rico

        The Company had insured exposure to general obligation bonds of the Commonwealth of Puerto Rico (Puerto Rico or the Commonwealth) and various obligations of its related authorities and public corporations aggregating $2.0 billion net par as of June 30, 2020. Of that amount, $1.9 billion was rated BIG, while the remainder was rated AA because it relates to second-to-pay policies on obligations insured by an affiliate of the Company. Beginning on January 1, 2016, a number of Puerto Rico exposures have defaulted on bond payments, and the Company has now paid claims on all of its BIG Puerto Rico exposures except for the Municipal Finance Agency (MFA).

        On November 30, 2015 and December 8, 2015, the then governor of Puerto Rico issued executive orders (Clawback Orders) directing the Puerto Rico Department of Treasury and the Puerto Rico Tourism Company to "claw back" certain taxes pledged to secure the payment of bonds issued by the Puerto Rico Highways and Transportation Authority (PRHTA), Puerto Rico Infrastructure Financing Authority (PRIFA), and Puerto Rico Convention Center District Authority (PRCCDA). The Puerto Rico exposures insured by the Company subject to clawback are shown in the table “Puerto Rico Net Par Outstanding.”

        On June 30, 2016, the Puerto Rico Oversight, Management, and Economic Stability Act (PROMESA) was signed into law. PROMESA established a seven-member financial oversight board (Oversight Board) with authority to require that balanced budgets and fiscal plans be adopted and implemented by Puerto Rico. Title III of PROMESA provides for a process analogous to a voluntary bankruptcy process under chapter 9 of the United States Bankruptcy Code (Bankruptcy Code).

The Company believes that a number of the actions taken by the Commonwealth, the Oversight Board and others with respect to obligations the Company insures are illegal or unconstitutional or both, and has taken legal action, and may take additional legal action in the future, to enforce its rights with respect to these matters. In addition, the Commonwealth, the Oversight Board and others have taken legal action naming the Company as a party. See “Puerto Rico Litigation” below.

        The Company also participates in mediation and negotiations relating to its Puerto Rico exposure. The COVID-19 pandemic and evolving governmental and private responses to the pandemic are impacting both Puerto Rico itself and the process of resolving the payment defaults of the Commonwealth and some of its related authorities and public corporations, including delaying related litigation, the various Title III proceedings, and other legal proceedings.

        The final form and timing of responses to Puerto Rico’s financial distress, the devastation of Hurricane Maria and the COVID-19 pandemic and evolving governmental and private responses to the pandemic, eventually taken by the federal government or implemented under the auspices of PROMESA and the Oversight Board or otherwise, and the final impact on the Company, after resolution of legal challenges, of any such responses on obligations insured by the Company, are uncertain. The impact of developments relating to Puerto Rico during any quarter or year could be material to the Company's results of operations in that particular quarter or year.

        The Company groups its Puerto Rico exposure into three categories:

•Constitutionally Guaranteed. The Company includes in this category public debt benefiting from Article VI of the Constitution of the Commonwealth, which expressly provides that interest and principal payments on the public debt are to be paid before other disbursements are made.

•Public Corporations – Certain Revenues Potentially Subject to Clawback. The Company includes in this category the debt of public corporations for which applicable law permits the Commonwealth to claw back, subject to certain conditions and for the payment of public debt, at least a portion of the revenues supporting the bonds the Company insures. As a constitutional condition to clawback, available Commonwealth revenues for any fiscal year must be insufficient to pay Commonwealth debt service before the payment of any appropriations for that year.  The Company believes that this condition has not been satisfied to date, and accordingly that the Commonwealth has not to date been entitled to claw back revenues supporting debt insured by the Company.

•Other Public Corporations. The Company includes in this category the debt of public corporations that are supported by revenues it does not believe are subject to clawback.

Constitutionally Guaranteed

        General Obligation. As of June 30, 2020, the Company had $611 million insured net par outstanding of the general obligations of Puerto Rico, which are supported by the good faith, credit and taxing power of the Commonwealth. Despite the requirements of Article VI of its Constitution, the Commonwealth defaulted on the debt service payment due on July 1, 2016, and the Company has been making claim payments on these bonds since that date. The Oversight Board has filed a petition under Title III of PROMESA with respect to the Commonwealth.

        On May 27, 2020, the Oversight Board certified a revised fiscal plan for the Commonwealth. The revised certified Commonwealth fiscal plan contemplates a reduction in financial resources available for debt service as a result of efforts to contain, and the impact on the economy from, the COVID-19 pandemic. That revised fiscal plan also contemplates a postponement of reforms for the Commonwealth. The Company continues to disagree with the Oversight Board’s view of available resources.

        On February 9, 2020, the Oversight Board announced it had entered into an amended general obligation Plan Support Agreement (Amended GO PSA) with certain general obligation (GO) and Puerto Rico Public Buildings Authority (PBA) bondholders representing approximately $8 billion of the aggregate amount of general obligation and PBA bond claims. The Amended GO PSA purports to provide a framework to address approximately $35 billion of Commonwealth debt (including PBA debt) and unsecured claims. The Company is not a party to that agreement and does not support it.

         The Amended GO PSA provides for different recoveries based on the bonds’ vintage issuance date, with GO and PBA bonds issued before 2011(Vintage) receiving higher recoveries than GO and PBA bonds issued in 2011 and thereafter (except that, for purposes of the Amended GO PSA, Series 2011A GO bonds would be treated as Vintage bonds). The recoveries for the GO bonds, by vintage issuance date, are set forth in the table included below. The differentiated recovery scheme provided under the Amended GO PSA is purportedly based on the Oversight Board’s attempt to invalidate the non-Vintage GO and PBA bonds (see “Puerto Rico Litigation” below). Under the Amended GO PSA, GO and PBA bondholders generally would receive newly issued Commonwealth GO bonds, Puerto Rico Sales Tax Financing Corporation (COFINA) junior lien bonds and cash equal to the amounts set out below, expressed as a percent of their outstanding pre-petition claims (which excludes post-petition accrued interest), based on the vintage issuance date of the bonds they hold. In all cases, holders of GO/PBA bonds supporting the Amended GO PSA are also entitled to certain fees.

General Obligation Bonds	The Company's Net Par Outstanding as of June 30, 2020	The Company's Total Net Principal Claims Paid as of June 30, 2020	The Company's Total Net Interest Claims Paid as of June 30, 2020	Base Recovery as a % of Pre-Petition Claims
	(in millions)			(percent)
Vintage GO	$260	$172	$92	74.9%
2011 GO (Series D, E and PIB)	3	6	1	73.8
2011 GO (Series C)	126	—	48	70.4
2012 GO	222	—	72	69.9
2014 GO	—	—	—	65.4

On February 28, 2020, the Oversight Board filed with the Title III court an Amended Joint Plan of Adjustment of the Commonwealth (Amended POA) to restructure approximately $35 billion of debt (including the GO bonds) and other claims against the government of Puerto Rico and certain entities and $50 billion in pension obligations. The Amended POA includes the terms of the settlement relating to the GO bonds embodied in the Amended GO PSA. The Company believes the Amended POA, as currently constituted, does not comply with the laws and constitution of Puerto Rico and the provisions of PROMESA and does not satisfy the statutory requirements for confirmation of a plan of adjustment under Title III of PROMESA.

        PBA. As of June 30, 2020, the Company had $7 million insured net par outstanding of PBA bonds, which are supported by a pledge of the rents due under leases of government facilities to departments, agencies, instrumentalities and municipalities of the Commonwealth, and that benefit from a Commonwealth guaranty supported by a pledge of the Commonwealth’s good faith, credit and taxing power. Despite the requirements of Article VI of its Constitution, the PBA defaulted on most of the debt service payment due on July 1, 2016, and the Company has been making claim payments on these bonds since then. On September 27, 2019, the Oversight Board filed a petition under Title III of PROMESA with respect to the PBA to allow the restructuring of the PBA claims through the Amended POA.

        Under the Amended GO PSA (which does not include the Company as a party and which the Company does not support) PBA bondholders generally would receive newly issued Commonwealth GO bonds, COFINA junior lien bonds and cash equal to the amounts set out below, expressed as a percent of their outstanding pre-petition claims (which excludes post-petition accrued interest), based on the vintage issuance date of the bonds they hold. In all cases, holders of PBA bonds supporting the Amended GO PSA are also entitled to certain fees.

PBA Bonds	The Company's Net Par Outstanding as of June 30, 2020	The Company's Total Net Principal Claims Paid as of June 30, 2020	The Company's Total Net Interest Claims Paid as of June 30, 2020	Base Recovery as a % of Pre-Petition Claims
	(in millions)			(percent)
Vintage PBA	$7	$—	$9	77.6%
2011 PBA	—	—	—	76.8
2012 PBA	—	—	—	72.2

        As noted above, on February 28, 2020, the Oversight Board filed with the Title III court an Amended POA to restructure approximately $35 billion of debt (including the PBA bonds) and other claims against the government of Puerto Rico and certain entities and $50 billion in pension obligations. The Amended POA includes the terms of the settlement relating to the PBA bonds embodied in the Amended GO PSA. The Company believes the Amended POA, as currently constituted, does not comply with the laws and constitution of Puerto Rico and the provisions of PROMESA and does not satisfy the statutory requirements for confirmation of a plan of adjustment under Title III of PROMESA.

Public Corporations - Certain Revenues Potentially Subject to Clawback

        PRHTA. As of June 30, 2020, the Company had $254 million insured net par outstanding of PRHTA (transportation revenue) bonds and $406 million insured net par outstanding of PRHTA (highway revenue) bonds. The transportation revenue bonds are secured by a subordinate gross lien on gasoline and gas oil and diesel oil taxes, motor vehicle license fees and certain tolls, plus a first lien on up to $120 million annually of taxes on crude oil, unfinished oil and derivative products. The highway revenue bonds are secured by a gross lien on gasoline and gas oil and diesel oil taxes, motor vehicle license fees and certain tolls. The non-toll revenues consisting of excise taxes and fees collected by the Commonwealth on behalf of PRHTA and its bondholders that are statutorily allocated to PRHTA and its bondholders are potentially subject to clawback. Despite the presence of funds in relevant debt service reserve accounts that the Company believes should have been employed to fund debt service, PRHTA defaulted on the full July 1, 2017 insured debt service payment, and the Company has been making claim payments on these bonds since that date. The Oversight Board has filed a petition under Title III of PROMESA with respect to PRHTA.

        On June 26, 2020, the Oversight Board certified a revised fiscal plan for PRHTA. The revised certified PRHTA fiscal plan projects very limited capacity to pay debt service over the five-year forecast period.

Other Public Corporations

        Puerto Rico Electric Power Authority (PREPA). As of June 30, 2020, the Company had $528 million insured net par outstanding of PREPA obligations, which are secured by a lien on the revenues of the electric system. The Company has been making claim payments on these bonds since July 1, 2017. On July 2, 2017, the Oversight Board commenced proceedings for PREPA under Title III of PROMESA.

On May 3, 2019, AGM and AGC entered into a restructuring support agreement with PREPA (PREPA RSA) and other stakeholders, including a group of uninsured PREPA bondholders, the Commonwealth of Puerto Rico, and the Oversight Board, that is intended to, among other things, provide a framework for the consensual resolution of the treatment of the Company’s insured PREPA revenue bonds in PREPA's recovery plan. Upon consummation of the restructuring transaction, PREPA’s revenue bonds will be exchanged into new securitization bonds issued by a special purpose corporation and secured by a segregated transition charge assessed on electricity bills.

        The closing of the restructuring transaction is subject to a number of conditions, including approval by the Title III Court of the PREPA RSA and settlement described therein, a minimum of 67% support of voting bondholders for a plan of adjustment that includes this proposed treatment of PREPA revenue bonds and confirmation of such plan by the Title III court, and execution of acceptable documentation and legal opinions. Under the PREPA RSA, the Company has the option to guarantee its allocated share of the securitization exchange bonds, which may then be offered and sold in the capital markets. The Company believes that the additive value created by attaching its guarantee to the securitization exchange bonds would materially improve its overall recovery under the transaction, as well as generate new insurance premiums; and therefore that its economic results could differ from those reflected in the PREPA RSA.

On June 29, 2020, the Oversight Board certified a revised fiscal plan for PREPA. The revised certified PREPA fiscal plan projects no capacity to pay debt service over the five-year forecast period without incurring rate increases.

        MFA. As of June 30, 2020, the Company had $176 million net par outstanding of bonds issued by MFA secured by a lien on local property tax revenues. The MFA bond accounts contained sufficient funds to make the MFA bond payments due through the date of this filing that were guaranteed by the Company, and those payments were made in full.

Resolved Commonwealth Credit

        COFINA. On February 12, 2019, pursuant to a plan of adjustment approved by the PROMESA Title III Court on February 4, 2019 (COFINA Plan of Adjustment), the Company paid off in full its $264 million net par outstanding of insured COFINA bonds, plus accrued and unpaid interest. Pursuant to the COFINA Plan of Adjustment, the Company received $152 million in initial par of closed lien senior bonds of COFINA validated by the PROMESA Title III Court (COFINA Exchange Senior Bonds), along with cash. The total recovery (cash and COFINA Exchange Senior Bonds) represented 60% of the Company’s official Title III claim, which related to amounts owed as of the date COFINA entered Title III proceedings. The fair value of the COFINA Exchange Senior Bonds, excluding accrued interest, was $139 million at February 12, 2019, and was recorded as salvage received. During the third quarter of 2019 the Company sold all of its COFINA Exchange Senior Bonds.

Puerto Rico Litigation

        The Company believes that a number of the actions taken by the Commonwealth, the Oversight Board and others with respect to obligations it insures are illegal or unconstitutional or both, and has taken legal action, and may take additional legal action in the future, to enforce its rights with respect to these matters. In addition, the Commonwealth, the Oversight Board and others have taken legal action naming the Company as party.

        Currently there are numerous legal actions relating to the default by the Commonwealth and certain of its entities on debt service payments, and related matters, and the Company is a party to a number of them. On July 24, 2019, Judge Laura Taylor Swain of the United States District Court for the District of Puerto Rico (Federal District Court for Puerto Rico) held an omnibus hearing on litigation matters relating to the Commonwealth. At that hearing, she imposed a stay through November 30, 2019, on a series of adversary proceedings and contested matters amongst the stakeholders and imposed mandatory mediation on all parties through that date. On October 28, 2019, Judge Swain extended the stay until December 31, 2019, and has since stayed the proceedings pending the Court's determination on the Commonwealth's plan of adjustment. A number of the legal actions in which the Company is involved remain subject to stay orders.

On January 7, 2016, AGM, AGC and Ambac Assurance Corporation commenced an action for declaratory judgment and injunctive relief in the Federal District Court for Puerto Rico to invalidate the executive orders issued on November 30,

2015 and December 8, 2015 by the then governor of Puerto Rico directing that the Secretary of the Treasury of the Commonwealth of Puerto Rico and the Puerto Rico Tourism Company claw back certain taxes and revenues pledged to secure the payment of bonds issued by the PRHTA, the PRCCDA and PRIFA. The Commonwealth defendants filed a motion to dismiss the action for lack of subject matter jurisdiction, which the court denied on October 4, 2016. On October 14, 2016, the Commonwealth defendants filed a notice of PROMESA automatic stay. While the PROMESA automatic stay expired on May 1, 2017, on May 17, 2017, the court stayed the action under Title III of PROMESA.

On June 3, 2017, AGM and AGC filed an adversary complaint in the Federal District Court for Puerto Rico seeking (i) a judgment declaring that the application of pledged special revenues to the payment of the PRHTA bonds is not subject to the PROMESA Title III automatic stay and that the Commonwealth has violated the special revenue protections provided to the PRHTA bonds under the United States Bankruptcy Code (Bankruptcy Code); (ii) an injunction enjoining the Commonwealth from taking or causing to be taken any action that would further violate the special revenue protections provided to the PRHTA bonds under the Bankruptcy Code; and (iii) an injunction ordering the Commonwealth to remit the pledged special revenues securing the PRHTA bonds in accordance with the terms of the special revenue provisions set forth in the Bankruptcy Code. On January 30, 2018, the court rendered an opinion dismissing the complaint and holding, among other things, that (x) even though the special revenue provisions of the Bankruptcy Code protect a lien on pledged special revenues, those provisions do not mandate the turnover of pledged special revenues to the payment of bonds and (y) actions to enforce liens on pledged special revenues remain stayed. A hearing on AGM and AGC’s appeal of the trial court’s decision to the United States Court of Appeals for the First Circuit (First Circuit) was held on November 5, 2018. On March 26, 2019, the First Circuit issued its opinion affirming the trial court’s decision and held that Sections 928(a) and 922(d) of the Bankruptcy Code permit, but do not require, continued payments during the pendency of the Title III proceedings. The First Circuit agreed with the trial court that (i) Section 928(a) of the Bankruptcy Code does not mandate the turnover of special revenues or require continuity of payments to the PRHTA bonds during the pendency of the Title III proceedings, and (ii) Section 922(d) of the Bankruptcy Code is not an exception to the automatic stay that would compel PRHTA, or third parties holding special revenues, to apply special revenues to outstanding obligations. On April 9, 2019, AGM, AGC and other petitioners filed a petition with the First Circuit seeking a rehearing by the full court; the petition was denied by the First Circuit on July 31, 2019. On September 20, 2019, AGC, AGM and other petitioners filed a petition for review by the U.S. Supreme Court of the First Circuit's holding, which was denied on January 13, 2020.

On June 26, 2017, AGM and AGC filed a complaint in the Federal District Court for Puerto Rico seeking (i) a declaratory judgment that the PREPA restructuring support agreement executed in December 2015 (2015 PREPA RSA) is a “Preexisting Voluntary Agreement” under Section 104 of PROMESA and the Oversight Board’s failure to certify the 2015 PREPA RSA is an unlawful application of Section 601 of PROMESA; (ii) an injunction enjoining the Oversight Board from unlawfully applying Section 601 of PROMESA and ordering it to certify the 2015 PREPA RSA; and (iii) a writ of mandamus requiring the Oversight Board to comply with its duties under PROMESA and certify the 2015 PREPA RSA. On July 21, 2017, in light of its PREPA Title III petition on July 2, 2017, the Oversight Board filed a notice of stay under PROMESA.

On July 18, 2017, AGM and AGC filed in the Federal District Court for Puerto Rico a motion for relief from the automatic stay in the PREPA Title III bankruptcy proceeding and a form of complaint seeking the appointment of a receiver for PREPA. The court denied the motion on September 14, 2017, but on August 8, 2018, the First Circuit vacated and remanded the court's decision. On October 3, 2018, AGM and AGC, together with other bond insurers, filed a motion with the court to lift the automatic stay to commence an action against PREPA for the appointment of a receiver. Under the PREPA RSA, AGM and AGC have agreed to withdraw from the lift stay motion upon the Title III Court’s approval of the settlement of claims embodied in the PREPA RSA. The Oversight Board filed a status report on May 15, 2020 regarding PREPA's financial condition and its request for approval of the PREPA RSA settlement, in which it requested that it be permitted to file an updated report by July 31, 2020 and that all proceedings related to the approval of the PREPA RSA settlement continue to be adjourned. On May 22, 2020, the Title III Court issued an order to that effect. The Oversight Board filed an updated status report on July 31, 2020, and the court ordered the Oversight Board to file another update by September 25, 2020.

        On May 23, 2018, AGM and AGC filed an adversary complaint in the Federal District Court for Puerto Rico seeking a judgment declaring that (i) the Oversight Board lacked authority to develop or approve the new fiscal plan for Puerto Rico which it certified on April 19, 2018 (Revised Fiscal Plan); (ii) the Revised Fiscal Plan and the Fiscal Plan Compliance Law (Compliance Law) enacted by the Commonwealth to implement the original Commonwealth Fiscal Plan violate various sections of PROMESA; (iii) the Revised Fiscal Plan, the Compliance Law and various moratorium laws and executive orders enacted by the Commonwealth to prevent the payment of debt service (a) are unconstitutional and void because they violate the Contracts, Takings and Due Process Clauses of the U.S. Constitution and (b) are preempted by various sections of PROMESA; and (iv) no Title III plan of adjustment based on the Revised Fiscal Plan can be confirmed under PROMESA. On August 13, 2018, the court-appointed magistrate judge granted the Commonwealth's and the Oversight Board's motion to stay this adversary proceeding pending a decision by the First Circuit in an appeal by Ambac Assurance Corporation of an unrelated adversary proceeding decision, which the First Circuit rendered on June 24, 2019. On July 24, 2019, Judge Swain announced a court-imposed stay of a series of adversary proceedings and contested matters through November 30, 2019, with a mandatory mediation element. Judge Swain extended the stay until December 31, 2019, and further extended the stay until March 11, 2020. Pursuant to the request of AGM, AGC and the defendants, Judge Swain ordered on September 6, 2019 that the claims in this complaint be addressed in the Commonwealth plan confirmation process and be subject to her July 24, 2019 stay and mandatory mediation order and be addressed in the Commonwealth plan confirmation process. Judge Swain postponed certain deadlines and hearings, including those related to the plan of adjustment, indefinitely as a result of the COVID-19 pandemic. The Oversight Board has requested that it be allowed to file an updated status report by September 11, 2020 regarding the effects of the pandemic on the Commonwealth, including a proposal for the plan of adjustment and disclosure statement process.

        On July 23, 2018, AGC and AGM filed an adversary complaint in the Federal District Court for Puerto Rico seeking a judgment (i) declaring the members of the Oversight Board are officers of the U.S. whose appointments were unlawful under the Appointments Clause of the U.S. Constitution; (ii) declaring void from the beginning the unlawful actions taken by the Oversight Board to date, including (x) development of the Commonwealth's Fiscal Plan, (y) development of PRHTA's Fiscal Plan, and (z) filing of the Title III cases on behalf of the Commonwealth and PRHTA; and (iii) enjoining the Oversight Board from taking any further action until the Oversight Board members have been lawfully appointed in conformity with the Appointments Clause of the U.S. Constitution. The Title III court dismissed a similar lawsuit filed by another party in the Commonwealth’s Title III case in July 2018. On August 3, 2018, a stipulated judgment was entered against AGM and AGC at their request based upon the court's July decision in the other Appointments Clause lawsuit and, on the same date, AGM and AGC appealed the stipulated judgment to the First Circuit. On August 15, 2018, the court consolidated, for purposes of briefing and oral argument, AGM and AGC's appeal with the other Appointments Clause lawsuit. The First Circuit consolidated AGM and AGC's appeal with a third Appointments Clause lawsuit on September 7, 2018 and held a hearing on December 3, 2018. On February 15, 2019, the First Circuit issued its ruling on the appeal and held that members of the Oversight Board were not appointed in compliance with the Appointments Clause of the U.S. Constitution but declined to dismiss the Title III petitions citing the (i) de facto officer doctrine and (ii) negative consequences to the many innocent third parties who relied on the Oversight Board’s actions to date, as well as the further delay which would result from a dismissal of the Title III petitions. The case was remanded back to the Federal District Court for Puerto Rico for the appellants’ requested declaratory relief that the appointment of the board members of the Oversight Board is unconstitutional. The First Circuit delayed the effectiveness of its ruling for 90 days so as to allow the President and the Senate to validate the currently defective appointments or reconstitute the Oversight Board in accordance with the Appointments Clause. On April 23, 2019, the Oversight Board filed a petition for review by the U.S. Supreme Court of the First Circuit's holding that its members were not appointed in compliance with the Appointments Clause and on the following day filed a motion in the First Circuit to further stay the effectiveness of the First Circuit’s February 15, 2019 ruling pending final disposition by the U.S. Supreme Court. On May 24, 2019, AGC and AGM filed a petition for a review by the U.S. Supreme Court of the First Circuit’s holding that the de facto officer doctrine allows courts to deny meaningful relief to successful challengers suffering ongoing injury at the hands of unconstitutionally appointed officers. On July 2, 2019, the First Circuit granted the Oversight Board’s motion to stay the effectiveness of the First Circuit’s February 15, 2019 ruling pending final disposition by the U.S. Supreme Court. On October 15, 2019, the U.S. Supreme Court heard oral arguments on the First Circuit's ruling. On June 1, 2020, the Supreme Court issued its opinion, reversing the First Circuit and holding that the selection process prescribed under PROMESA for Oversight Board members does not violate the Appointments Clause.

On December 21, 2018, the Oversight Board and the Official Committee of Unsecured Creditors of all Title III Debtors (other than COFINA) filed an adversary complaint in the Federal District Court for Puerto Rico seeking a judgment declaring that (i) the leases to public occupants entered into by the PBA are not “true leases” for purposes of Section 365(d)(3) of the Bankruptcy Code and therefore the Commonwealth has no obligation to make payments to the PBA under the leases or Section 365(d)(3) of the Bankruptcy Code, (ii) the PBA is not entitled to a priority administrative expense claim under the leases pursuant to Sections 503(b)(1) and 507(a)(2) of the Bankruptcy Code, and (iii) any such claims filed or asserted against the Commonwealth are disallowed. On January 28, 2019, the PBA filed an answer to the complaint. On March 12, 2019, the Federal District Court for Puerto Rico granted, with certain limitations, AGM’s and AGC’s motion to intervene. On March 21, 2019, AGM and AGC, together with certain other intervenors, filed a motion for judgment on the pleadings. On July 24, 2019, Judge Swain announced a court-imposed stay of a series of adversary proceedings and contested matters, which include this proceeding, through November 30, 2019, with a mandatory mediation element. Judge Swain extended the stay until December 31, 2019, and has since stayed these proceedings pending the Court's determination on the Commonwealth's plan of adjustment.

        On January 14, 2019, the Oversight Board and the Official Committee of Unsecured Creditors filed an omnibus objection in the Title III Court to claims filed by holders of approximately $6 billion of Commonwealth general obligation bonds issued in 2012 and 2014, asserting among other things that such bonds were issued in violation of the Puerto Rico constitutional debt service limit, such bonds are null and void, and the holders have no equitable remedy against the

Commonwealth. Pursuant to procedures established by Judge Swain, on April 10, 2019, AGM filed a notice of participation in these proceedings. As of June 30, 2020, $222 million of the Company’s insured net par outstanding of the general obligation bonds of Puerto Rico were issued on or after March 2012. On May 21, 2019, the Official Committee of Unsecured Creditors filed a claim objection to certain Commonwealth general obligation bonds issued in 2011, approximately $129 million of which are insured by the Company as of June 30, 2020, on substantially the same bases as the January 14, 2019 filing, and which the plaintiffs propose to be subject to the proceedings relating to the 2012 and 2014 bonds. On July 24, 2019, Judge Swain announced a court-imposed stay of a series of adversary proceedings and contested matters, which include this proceeding, through November 30, 2019, with a mandatory mediation element. Judge Swain extended the stay until December 31, 2019, but did not further extend the stay with respect to this matter. On January 8, 2020, certain Commonwealth general obligation bondholders (self-styled as the Lawful Constitutional Debt Coalition) filed a claim objection to the 2012 and 2014 bonds, asserting among other things that those bonds were issued in violation of the Puerto Rico constitutional debt limit and are not entitled to first priority status under the Puerto Rico Constitution. Judge Swain stayed these proceedings pending the Court's determination on the Commonwealth's plan of adjustment.

        On May 2, 2019, the Oversight Board and the Official Committee of Unsecured Creditors filed an adversary complaint in the Federal District Court for Puerto Rico against various Commonwealth general obligation bondholders and bond insurers, including AGC and AGM, that had asserted in their proofs of claim that their bonds are secured. The complaint seeks a judgment declaring that defendants do not hold consensual or statutory liens and are unsecured claimholders to the extent they hold allowed claims. The complaint also asserts that even if Commonwealth law granted statutory liens, such liens are avoidable under Section 545 of the Bankruptcy Code. On July 24, 2019, Judge Swain announced a court-imposed stay of a series of adversary proceedings and contested matters, which include this proceeding, through November 30, 2019, with a mandatory mediation element. Judge Swain has since stayed these proceedings pending the Court's determination on the Commonwealth's plan of adjustment.

        On May 20, 2019, the Oversight Board and the Official Committee of Unsecured Creditors filed an adversary complaint in the Federal District Court for Puerto Rico against the fiscal agent and holders and/or insurers, including AGC and AGM, that have asserted their PRHTA bond claims are entitled to secured status in PRHTA’s Title III case. Plaintiffs are seeking to avoid the PRHTA bondholders’ liens and contend that (i) the scope of any lien only applies to revenues that have been both received by PRHTA and deposited in certain accounts held by the fiscal agent and does not include PRHTA’s right to receive such revenues; (ii) any lien on revenues was not perfected because the fiscal agent does not have “control” of all accounts holding such revenues; (iii) any lien on the excise tax revenues is no longer enforceable because any rights PRHTA had to receive such revenues are preempted by PROMESA; and (iv) even if PRHTA held perfected liens on PRHTA’s revenues and the right to receive such revenues, such liens were terminated by Section 552(a) of the Bankruptcy Code as of the petition date. On July 24, 2019, Judge Swain announced a court-imposed stay of a series of adversary proceedings and contested matters, which include this proceeding, through November 30, 2019, with a mandatory mediation element. Judge Swain extended the stay through December 31, 2019 and extended the stay again pending further order of the court on the understanding that these issues will be resolved in other proceedings.

        On September 30, 2019, certain parties that either had advanced funds to PREPA for the purchase of fuel or had succeeded to such claims (Fuel Line Lenders) filed an amended adversary complaint in the Federal District Court for Puerto Rico against the Oversight Board, PREPA, the Puerto Rico Fiscal Agency and Financial Advisory Authority (AAFAF), U.S. Bank National Association, as trustee for PREPA bondholders, and various PREPA bondholders and bond insurers, including AGC and AGM. The complaint seeks, among other things, declarations that the advances made by the Fuel Line Lenders are Current Expenses as defined in the trust agreement pursuant to which the PREPA bonds were issued and there is no valid lien securing the PREPA bonds unless and until the Fuel Line Lenders are paid in full, as well as orders subordinating the PREPA bondholders’ lien and claim to the Fuel Line Lenders’ claims and declaring the PREPA RSA null and void. The Oversight Board filed a status report on May 15, 2020, regarding PREPA's financial condition and its request for approval of the PREPA RSA settlement, in which it requested that it be permitted to file an updated report by July 31, 2020, that all proceedings related to the approval of the PREPA RSA settlement continue to be adjourned, and that the hearing in this adversary proceeding scheduled for June 3, 2020 be adjourned. On May 22, 2020, the Title III Court issued an order to that effect.

        On October 30, 2019, the retirement system for PREPA employees (SREAEE) filed an amended adversary complaint in the Federal District Court for Puerto Rico against the Oversight Board, PREPA, AAFAF, the Commonwealth, the Governor, and U.S. Bank National Association, as trustee for  PREPA bondholders. The complaint seeks, among other things, declarations that amounts owed to SREAEE are Current Expenses as defined in the trust agreement pursuant to which the PREPA bonds were issued, that there is no valid lien securing the PREPA bonds other than on amounts in the sinking funds and that SREAEE is a third-party beneficiary of certain trust agreement provisions, as well as orders subordinating the PREPA bondholders’ lien and claim to the SREAEE claims. On November 7, 2019, the court granted a motion to intervene by AGC and AGM. The Oversight Board filed a status report on May 15, 2020 regarding PREPA’s financial condition and its request for approval of the PREPA RSA settlement, in which it requested that it be permitted to file an updated report by July 31, 2020, that all proceedings related to the approval of the PREPA RSA settlement continue to be adjourned, and that the hearing in this adversary proceeding scheduled for June 3, 2020 be adjourned. On May 22, 2020, the Title III court issued an order to that effect.

        On January 16, 2020, AGM and AGC along with certain other monoline insurers filed in Federal District Court for Puerto Rico a motion (amending and superseding a motion filed by AGM and AGC on August 23, 2019) for relief from the automatic stay imposed pursuant to Title III of PROMESA to permit movants to enforce in another forum the application of the revenues securing the PRHTA Bonds (the PRHTA Revenues) or, in the alternative, for adequate protection for their property interests in PRHTA Revenues. A preliminary hearing on the motion occurred on June 4, 2020. On July 2, 2020, Judge Swain denied the motion to the extent it sought stay relief or adequate protection with respect to liens or other property interests in PRHTA Revenues that have not been deposited in the related bond resolution funds. AGM and AGC intend to appeal this denial and the underlying determinations to the First Circuit.

        On January 16, 2020, the Financial Oversight and Management Board brought an adversary proceeding in the Federal District Court for Puerto Rico against AGM, AGC and other insurers of PRHTA Bonds, objecting to the bond insurers claims in the Commonwealth Title III proceedings and seeking to disallow such claims, among other reasons, as being duplicative of the master claims filed by the trustee, for lack of standing and for any assertions of secured status or property interests with respect to PRHTA Revenues. Motions for partial summary judgment were filed on April 28, 2020, with a hearing scheduled for September 23, 2020.

        On January 16, 2020, the Financial Oversight and Management Board, on behalf of the PRHTA, brought an adversary proceeding in the Federal District Court for Puerto Rico against AGM, AGC and other insurers of PRHTA Bonds, objecting to the bond insurers claims in the PRHTA Title III proceedings and seeking to disallow such claims, among other reasons, as being duplicative of the master claims filed by the trustee and for any assertions of secured status or property interests with respect to PRHTA Revenues. This matter is stayed pending further order of the court.

        On January 16, 2020, AGM and AGC along with certain other monoline insurers and the trustee for the PRIFA Rum Tax Bonds filed in Federal District Court for Puerto Rico a motion concerning application of the automatic stay to the revenues securing the PRIFA Bonds (the PRIFA Revenues), seeking an order lifting the automatic stay so that movants can enforce rights respecting the PRIFA Revenues in another forum or, in the alternative, that the Commonwealth must provide adequate protection for movants’ lien on the PRIFA Revenues. A preliminary hearing on the motion occurred on June 4, 2020. On July 2, 2020, Judge Swain denied the motion to the extent it sought stay relief or adequate protection with respect to PRIFA Revenues that have not been deposited in the related sinking fund. AGM and AGC intend to appeal this denial and the underlying determinations to the First Circuit.

On January 16, 2020, the Financial Oversight and Management Board brought an adversary proceeding in the Federal District Court for Puerto Rico against AGC and other insurers of PRIFA Bonds, objecting to the bond insurers claims and seeking to disallow such claims, among other reasons, as being duplicative of the master claims filed by the trustee, for lack of standing and for any assertions of secured status or ownership interests with respect to PRIFA Revenues. Motions for partial summary judgment were filed on April 28, 2020, with a hearing currently scheduled for September 23, 2020.

        On January 16, 2020, AGM and AGC along with certain other monoline insurers and the trustee for the PRCCDA Bonds filed in Federal District Court for Puerto Rico a motion concerning application of the automatic stay to the revenues securing the PRCCDA Bonds (the PRCCDA Revenues), seeking an order that an action to enforce rights respecting the PRCCDA Revenues in another forum is not subject to the automatic stay associated with the Commonwealth’s Title III proceeding or, in the alternative, if the court finds that the stay is applicable, lifting the automatic stay so that movants can enforce such rights in another forum or, in the further alternative, if the court finds the automatic stay applicable and does not lift it, that the Commonwealth must provide adequate protection for movants’ lien on the PRCCDA Revenues. A preliminary hearing on the motion occurred on June 4, 2020. On July 2, 2020, Judge Swain held that a proposed enforcement action by movants in another court would be subject to the automatic stay, that the movants have a colorable claim to a security interest in funds deposited in the “Transfer Account” and have shown a reasonable likelihood that a certain account held by Scotiabank is the Transfer Account, but denied the motion to the extent it sought stay relief or adequate protection with respect to PRCCDA Revenues that have not been deposited in the Transfer Account. AGM and AGC intend to appeal the portion of the opinion constituting a denial and the underlying determinations to the First Circuit.

On January 16, 2020, the Financial Oversight and Management Board brought an adversary proceeding in the Federal District Court for Puerto Rico against AGC and other insurers of PRCCDA Bonds, objecting to the bond insurers claims and seeking to disallow such claims, among other reasons, as being duplicative of the master claims filed by the trustee and for any assertions of secured status or property interests with respect to PRCCDA Revenues. Motions for partial summary judgment were filed on April 28, 2020, with a hearing currently scheduled for September 23, 2020.

Puerto Rico Par and Debt Service Schedules

        All Puerto Rico exposures are internally rated BIG, except the General Obligation, PBA and PRHTA (Transportation revenue) second-to-pay policies on affiliate exposures which are rated AA based on the obligation of the Company's affiliate to pay under its insurance policy if the obligor fails to pay. The following tables show the Company’s insured exposure to general obligation bonds of Puerto Rico and various obligations of its related authorities and public corporations.

Puerto Rico
Gross Par and Gross Debt Service Outstanding

	Gross Par Outstanding		Gross Debt Service Outstanding
	As of June 30, 2020	As of December 31, 2019	As of June 30, 2020	As of December 31, 2019
	(in millions)
Exposure to Puerto Rico	$2,787	$2,787	$4,019	$4,089

Puerto Rico
Net Par Outstanding

	As of June 30, 2020 (1)	As of December 31, 2019
	(in millions)
Commonwealth Constitutionally Guaranteed
Commonwealth of Puerto Rico - General Obligation Bonds	$610	$610
Commonwealth of Puerto Rico - General Obligation Bonds (Second-to-pay policy on affiliate exposure)	1	1
Commonwealth of Puerto Rico - General Obligation Bonds total (2)	611	611
PBA (Second-to-pay policies on affiliate exposure) (2)	7	7
Public Corporations - Certain Revenues Potentially Subject to Clawback
PRHTA (Transportation revenue)	175	144
PRHTA (Transportation revenue) (Second-to-pay policies on affiliate exposure)	79	79
PRHTA (Transportation revenue) total (2)	254	223
PRHTA (Highway revenue) (2)	406	345
Other Public Corporations
PREPA (1)	528	525
MFA	176	153
Total net exposure to Puerto Rico	$1,982	$1,864
__________________
(1) In Second Quarter 2020, the Company reassumed $118 million in net par of Puerto Rico exposures from its largest remaining legacy financial guaranty reinsurer.

(2) As of the date of this filing, the Oversight Board has certified a filing under Title III of PROMESA for these exposures.

        The following table shows the scheduled amortization of the insured general obligation bonds of Puerto Rico and various obligations of its related authorities and public corporations rated BIG by the Company. The Company guarantees payments of interest and principal when those amounts are scheduled to be paid and cannot be required to pay on an accelerated basis. In the event that obligors default on their obligations, the Company would only be required to pay the shortfall between the principal and interest due in any given period and the amount paid by the obligors.

Amortization Schedule of Puerto Rico BIG Net Par Outstanding
and Net Debt Service Outstanding
As of June 30, 2020

	Scheduled BIG Net Par Amortization	Scheduled BIG Net Debt Service Amortization
	(in millions)
2020 (July 1 - September 30)	$116	$162
2020 (October 1 - December 31)	—	2
Subtotal 2020	116	164
2021	74	163
2022	108	194
2023	128	208
2024	150	224
2025-2029	532	803
2030-2034	533	686
2035-2037	254	280
Total	$1,895	$2,722

Exposure to the U.S. Virgin Islands

        As of June 30, 2020, the Company had $322 million insured net par outstanding to the U.S. Virgin Islands and its related authorities (USVI), of which it rated $143 million BIG. The $179 million USVI net par the Company rated investment grade primarily consisted of bonds secured by a lien on matching fund revenues related to excise taxes on products produced in the USVI and exported to the U.S., primarily rum. The $143 million BIG USVI net par consisted of (a) Public Finance Authority bonds secured by a gross receipts tax and the general obligation, full faith and credit pledge of the USVI and (b) bonds of the Virgin Islands Water and Power Authority secured by a net revenue pledge of the electric system.

        In 2017, Hurricane Irma caused significant damage in St. John and St. Thomas, while Hurricane Maria made landfall on St. Croix as a Category 4 hurricane on the Saffir-Simpson scale, causing loss of life and substantial damage to St. Croix’s businesses and infrastructure, including the power grid. More recently, the COVID-19 pandemic and evolving governmental and private responses to the pandemic have been impacting the USVI economy, especially the tourism sector. The USVI is benefiting from the federal response to the 2017 hurricanes and has made its debt service payments to date.

3. Expected Loss to be Paid

        This note provides information regarding expected claim payments to be made under all contracts in the insured portfolio, regardless of the accounting model (insurance, derivative or VIE). The expected loss to be paid is equal to the present value of expected future cash outflows for claim and loss adjustment expenses (LAE) payments (net of the expected loss on the portion of loss mitigation bonds owned), and inflows for expected salvage and subrogation (and other recoveries including future payments by obligors pursuant to restructuring agreements, settlements or litigation judgments, excess spread on underlying collateral, and other estimated recoveries, including those from restructuring bonds and for breaches of representations and warranties (R&W)). All cash flows are discounted using current risk-free rates. There was no expected loss to be paid for credit derivative contracts as of June 30, 2020 and December 31, 2019.

Loss Estimation Process

        The Company’s loss reserve committees estimate expected loss to be paid for all contracts by reviewing analyses that consider various scenarios with corresponding probabilities assigned to them. Depending upon the nature of the risk, the Company’s view of the potential size of any loss and the information available to the Company, that analysis may be based upon individually developed cash flow models, internal credit rating assessments, sector-driven loss severity assumptions and/or judgmental assessments. The Company monitors the performance of its transactions with expected losses and each quarter the Company’s loss reserve committees review and refresh their loss projection assumptions, scenarios and the probabilities they assign to those scenarios based on actual developments during the quarter and their view of future performance.

        The financial guaranties issued by the Company insure the credit performance of the guaranteed obligations over an extended period of time, in some cases over 30 years, and in most circumstances the Company has no right to cancel such financial guaranties. As a result, the Company's estimate of ultimate loss on a policy is subject to significant uncertainty over the life of the insured transaction. Credit performance can be adversely affected by economic, fiscal and financial market variability over the life of most contracts.

        The Company does not use traditional actuarial approaches to determine its estimates of expected losses. The determination of expected loss to be paid is an inherently subjective process involving numerous estimates, assumptions and judgments by management, using both internal and external data sources with regard to frequency, severity of loss, economic projections, governmental actions, negotiations and other factors that affect credit performance. These estimates, assumptions and judgments, and the factors on which they are based, may change materially over a reporting period, and as a result the Company’s loss estimates may change materially over that same period.

        In some instances, the terms of the Company's policy give it the option to pay principal losses that have been recognized in the transaction but which it is not yet required to pay, thereby reducing the amount of guaranteed interest due in the future. The Company has sometimes exercised this option, which uses cash but reduces projected future losses.

        The following tables present a roll forward of net expected loss to be paid for all contracts. The Company used risk-free rates for U.S. dollar denominated obligations that ranged from 0.00% to 1.47% with a weighted average of 0.53% as of June 30, 2020 and 0.00% to 2.45% with a weighted average of 1.91% as of December 31, 2019. Expected losses to be paid for transactions denominated in currencies other than the U.S. dollar represented approximately 11.2% and 8.5% of the total as of June 30, 2020 and December 31, 2019, respectively.

Net Expected Loss to be Paid
Roll Forward

	Second Quarter		Six Months
	2020	2019	2020	2019
	(in millions)
Net expected loss to be paid, beginning of period	$144	$341	$215	$537
Economic loss development (benefit) due to:
Accretion of discount	—	2	1	6
Changes in discount rates	—	(4)	(13)	(8)
Changes in timing and assumptions	23	(34)	(8)	(70)
Total economic loss development (benefit)	23	(36)	(20)	(72)
Net (paid) recovered losses	39	16	11	(144)
Net expected loss to be paid, end of period	$206	$321	$206	$321

Net Expected Loss to be Paid
Roll Forward by Sector

	Second Quarter 2020
	Net Expected Loss to be Paid/ (Recovered) as of March 31, 2020	Economic Loss Development / (Benefit)	(Paid)/ Recovered Losses (1)	Net Expected Loss to be Paid/ (Recovered) as of June 30, 2020
	(in millions)
Public finance:
U.S. public finance	$100	$13	$23	$136
Non-U.S. public finance	20	3	—	23
Public finance	120	16	23	159
Structured finance:
U.S. RMBS	16	6	17	39
Other structured finance	8	1	(1)	8
Structured finance	24	7	16	47
Total	$144	$23	$39	$206

	Second Quarter 2019
	Net Expected Loss to be Paid/ (Recovered) as of March 31, 2019	Economic Loss Development / (Benefit)	(Paid)/ Recovered Losses (1)	Net Expected Loss to be Paid/ (Recovered) as of June 30, 2019
	(in millions)
Public finance:
U.S. public finance	$192	$43	$(4)	$231
Non-U.S. public finance	25	(7)	—	18
Public finance	217	36	(4)	249
Structured finance:
U.S. RMBS	115	(72)	21	64
Other structured finance	9	—	(1)	8
Structured finance	124	(72)	20	72
Total	$341	$(36)	$16	$321

	Six Months 2020
	Net Expected Loss to be Paid/ (Recovered) as of December 31, 2019	Economic Loss Development / (Benefit)	(Paid)/ Recovered Losses (1)	Net Expected Loss to be Paid/ (Recovered) as of June 30, 2020
	(in millions)
Public finance:
U.S. public finance	$143	$12	$(19)	$136
Non-U.S. public finance	19	4	—	23
Public finance	162	16	(19)	159
Structured finance:
U.S. RMBS	45	(37)	31	39
Other structured finance	8	1	(1)	8
Structured finance	53	(36)	30	47
Total	$215	$(20)	$11	$206

	Six Months 2019
	Net Expected Loss to be Paid/ (Recovered) as of December 31, 2018	Economic Loss Development / (Benefit)	(Paid)/ Recovered Losses (1)	Net Expected Loss to be Paid/ (Recovered) as of June 30, 2019
	(in millions)
Public finance:
U.S. public finance	$347	$55	$(171)	$231
Non-U.S. public finance	26	(8)	—	18
Public finance	373	47	(171)	249
Structured finance:
U.S. RMBS	155	(119)	28	64
Other structured finance	9	—	(1)	8
Structured finance	164	(119)	27	72
Total	$537	$(72)	$(144)	$321

__________________
(1)  Net of ceded paid losses, whether or not such amounts have been settled with reinsurers. Ceded paid losses are typically settled 45 days after the end of the reporting period. Such amounts are recorded as reinsurance recoverable on paid losses in other assets. The amounts for Six Months 2019 are net of the COFINA Exchange Senior Bonds and cash that were received pursuant to the COFINA Plan of Adjustment.

        The tables above include (1) LAE paid of $2 million for both Second Quarter 2020 and 2019, and $3 million and $5 million for Six Months 2020 and 2019, respectively (2) expected LAE to be paid of $7 million as of June 30, 2020 and $9 million as of December 31, 2019.

Net Expected Loss to be Paid (Recovered) and
Net Economic Loss Development (Benefit)
By Accounting Model

	Net Expected Loss to be Paid/(Recovered)		Net Economic Loss Development/(Benefit)
	As of		Second Quarter		Six Months
	June 30, 2020	December 31, 2019	2020	2019	2020	2019
	(in millions)
Insurance	$142	$158	$22	$(28)	$(28)	$(55)
Financial guaranty VIEs (FG VIEs) (See Note 8)	64	57	1	(8)	8	(17)
Total	$206	$215	$23	$(36)	$(20)	$(72)

Selected U.S. Public Finance Transactions

        The Company insured general obligation bonds of the Commonwealth of Puerto Rico and various obligations of its related authorities and public corporations aggregating $2.0 billion net par as of June 30, 2020, $1.9 billion of which was BIG. For additional information regarding the Company's Puerto Rico exposure, see "Exposure to Puerto Rico" in Note 2, Outstanding Exposure.

        On February 25, 2015, a plan of adjustment resolving the bankruptcy filing of the City of Stockton, California (the City) under chapter 9 of the Bankruptcy Code became effective. As of June 30, 2020, the Company’s net par subject to the plan consisted of $59 million of pension obligation bonds. As part of the plan of adjustment, the City will repay claims paid on the pension obligation bonds from certain fixed payments and certain variable payments contingent on the City’s revenue growth, which will likely be impacted by COVID-19.

        The Company projects its total net expected loss across its troubled U.S. public finance exposures as of June 30, 2020, including those mentioned above, to be $136 million, compared with a net expected loss of $143 million as of December 31,

2019. The total net expected loss for troubled U.S. public finance exposures is net of a credit for estimated future recoveries of claims already paid. At June 30, 2020 that credit was $390 million compared with $336 million at December 31, 2019. The Company’s net expected losses incorporate management’s probability weighted estimates of possible scenarios. Each quarter, the Company may revise its scenarios, update assumptions (which may include shifting probability weightings of its scenarios) based on public information as well as nonpublic information obtained through its surveillance and loss mitigation activities. Such information includes management's view of the potential impact of COVID-19 on its distressed U.S. public finance exposures. Management assesses the possible implications of such information on each insured obligation, considering the unique characteristics of each transaction.

        The economic loss development for U.S. public finance transactions was $13 million during Second Quarter 2020 and $12 million during Six Months 2020, and was primarily attributable to Puerto Rico exposures. The loss development attributable to the Company’s Puerto Rico exposures reflects adjustments the Company made to the assumptions it uses in its scenarios based on the public information summarized under "Exposure to Puerto Rico" in Note 2, Outstanding Exposure as well as nonpublic information related to its loss mitigation activities during the period.

Selected Non - U.S. Public Finance Transactions

        Expected loss to be paid for non-U.S. public finance transactions was $23 million as of June 30, 2020, compared with $19 million as of December 31, 2019, primarily consisting of: (i) an obligation backed by the availability and toll revenues of a major arterial road into a city in the U.K., which has been underperforming due to higher costs compared with expectations at underwriting, (ii) transactions with sub-sovereign exposure to various Spanish and Portuguese issuers where a Spanish and Portuguese sovereign default may cause the sub-sovereigns also to default, and (iii) an obligation backed by payments from a region in Italy, and for which the Company has been paying claims because of the impact of negative Euro Interbank Offered Rate on the transaction.

The economic loss development for non-U.S. public finance transactions, including those mentioned above was approximately $3 million during Second Quarter 2020, which was primarily attributable to the impact of negative European interest rates on an interest rate swap in an Italian transaction. The economic loss development of $4 million during Six Months 2020 was due primarily to the impact of negative European interest rates and a weaker outlook of the performance of the U.K.
road mentioned above.

U.S. RMBS Loss Projections

The Company projects losses on its insured U.S. RMBS on a transaction-by-transaction basis by projecting the performance of the underlying pool of mortgages over time and then applying the structural features (i.e., payment priorities and tranching) of the RMBS and any expected R&W recoveries/payables to the projected performance of the collateral over time. The resulting projected claim payments or reimbursements are then discounted using risk-free rates.

As of June 30, 2020, the Company had a net R&W payable of $105 million to R&W counterparties, compared with a net R&W payable of $65 million as of December 31, 2019. The Company’s agreements with providers of R&W generally provide for reimbursement to the Company as claim payments are made and, to the extent the Company later receives reimbursements of such claims from excess spread or other sources, for the Company to provide reimbursement to the R&W providers. When the Company projects receiving more reimbursements in the future than it projects to pay in claims on transactions covered by R&W settlement agreements, the Company will have a net R&W payable.

        The Company's RMBS loss projection methodology assumes that the housing and mortgage markets will improve. Each period the Company makes a judgment as to whether to change the assumptions it uses to make RMBS loss projections based on its observation during the period of the performance of its insured transactions (including early stage delinquencies, late stage delinquencies and loss severity) as well as the residential property market and economy in general, and, to the extent it observes changes, it makes a judgment as to whether those changes are normal fluctuations or part of a trend. The assumptions that the Company uses to project RMBS losses are shown in the sections below.

Net Economic Loss Development (Benefit)
U.S. RMBS

	Second Quarter		Six Months
	2020	2019	2020	2019
	(in millions)
First lien U.S. RMBS	$9	$(14)	$(34)	$(38)
Second lien U.S. RMBS	(3)	(58)	(3)	(81)

U.S. First Lien RMBS Loss Projections: Alt-A First Lien, Option ARM and Subprime

        The majority of projected losses in first lien RMBS transactions are expected to come from non-performing mortgage loans (those that are or in the past twelve months have been two or more payments behind, have been modified, are in foreclosure, or have been foreclosed upon). Changes in the amount of non-performing loans from the amount projected in the previous period are one of the primary drivers of loss projections in this portfolio. In order to determine the number of defaults resulting from these delinquent and foreclosed loans, the Company applies a liquidation rate assumption to loans in each of various non-performing categories. The Company arrived at its liquidation rates based on data purchased from a third party provider and assumptions about how delays in the foreclosure process and loan modifications may ultimately affect the rate at which loans are liquidated. Each quarter the Company reviews the most recent twelve months of this data and (if necessary) adjusts its liquidation rates based on its observations. The following table shows liquidation assumptions for various non-performing categories.

First Lien Liquidation Rates

	As of June 30, 2020	As of March 31, 2020	As of December 31, 2019
Delinquent/Modified in the Previous 12 Months
Alt-A	20%	20%	20%
Option ARM	20	20	20
Subprime	20	20	20
30 - 59 Days Delinquent
Alt-A	35	30	30
Option ARM	35	30	35
Subprime	30	35	35
60 - 89 Days Delinquent
Alt-A	40	40	40
Option ARM	45	45	45
Subprime	40	45	45
90 + Days Delinquent
Alt-A	55	55	55
Option ARM	60	55	55
Subprime	45	50	50
Bankruptcy
Alt-A	45	45	45
Option ARM	50	50	50
Subprime	40	40	40
Foreclosure
Alt-A	60	65	65
Option ARM	65	65	65
Subprime	55	55	60
Real Estate Owned
All	100	100	100

        Towards the end of the first quarter of 2020, lenders began offering mortgage borrowers the option to forbear interest and principal payments of their loans due to the COVID -19 pandemic, and to repay such amounts at a later date. This resulted in an increase in early-stage delinquencies in RMBS transactions during the Second Quarter 2020. The Company's expected loss estimate assumes that a portion of early-stage delinquencies are due to COVID-19 related forbearances, and applies a liquidation rate of 20% to such loans. This is the same liquidation rate assumption used when estimating expected losses for current loans modified or delinquent within the last 12 months, as the Company believes this is the category that most resembles the population of new forbearance delinquencies.

        While the Company uses liquidation rates as described above to project defaults of non-performing loans (including current loans modified or delinquent within the last 12 months), it projects defaults on presently current loans by applying a conditional default rate (CDR) trend. The start of that CDR trend is based on the defaults the Company projects will emerge from currently nonperforming, recently nonperforming and modified loans. The total amount of expected defaults from the non-performing loans is translated into a constant CDR (i.e., the CDR plateau), which, if applied for each of the next 36 months, would be sufficient to produce approximately the amount of defaults that were calculated to emerge from the various delinquency categories. The CDR thus calculated individually on the delinquent collateral pool for each RMBS is then used as the starting point for the CDR curve used to project defaults of the presently performing loans.

In the most heavily weighted scenario (the base case), after the initial 36-month CDR plateau period, each transaction’s CDR is projected to improve over 12 months to an intermediate CDR (calculated as 20% of its CDR plateau); that intermediate CDR is held constant and then steps to a final CDR of 5% of the CDR plateau. In the base case, the Company assumes the final CDR will be reached 3 years after the initial 36-month CDR plateau period. Under the Company’s methodology, defaults projected to occur in the first 36 months represent defaults that can be attributed to loans that were modified or delinquent in the last 12 months or that are currently delinquent or in foreclosure, while the defaults projected to occur using the projected CDR trend after the first 36-month period represent defaults attributable to borrowers that are currently performing or are projected to reperform.

Another important driver of loss projections is loss severity, which is the amount of loss the transaction incurs on a loan after the application of net proceeds from the disposal of the underlying property. Loss severities experienced in first lien transactions had reached historically high levels, and the Company is assuming in the base case that the still elevated levels generally will continue for another 18 months. The Company determines its initial loss severity based on actual recent experience. Each quarter the Company reviews available data and (if necessary) adjusts its severities based on its observations. The Company then assumes that loss severities begin returning to levels consistent with underwriting assumptions beginning after the initial 18-month period, declining to 40% in the base case over 2.5 years.

The following table shows the range as well as the average, weighted by outstanding net insured par, for key assumptions used in the calculation of expected loss to be paid for individual transactions for vintage 2004 - 2008 first lien U.S. RMBS.

Key Assumptions in Base Case Expected Loss Estimates
First Lien RMBS

	As of June 30, 2020		As of March 31, 2020		As of December 31, 2019
	Range	Weighted Average	Range	Weighted Average	Range	Weighted Average
Alt-A First Lien
Plateau CDR	3.3% - 9.4%	5.6%	2.7% - 8.3%	4.5%	2.6% - 8.4%	4.4%
Final CDR	0.2% - 0.5%	0.3%	0.1% - 0.4%	0.2%	0.1% - 0.4%	0.2%
Initial loss severity:
2005 and prior	60%		60%		60%
2006	70%		70%		70%
2007+	70%		70%		70%
Option ARM
Plateau CDR	2.7% - 7.2%	5.1%	2.7% - 7.7%	5.1%	3.1% - 8.4%	5.5%
Final CDR	0.1% - 0.4%	0.3%	0.1% - 0.4%	0.3%	0.2% - 0.4%	0.3%
Initial loss severity:
2005 and prior	60%		60%		60%
2006	60%		60%		60%
2007+	70%		70%		70%
Subprime
Plateau CDR	4.5% - 7.3%	5.6%	2.6% - 6.8%	5.3%	2.6% - 7.4%	5.4%
Final CDR	0.2% - 0.4%	0.3%	0.1% - 0.3%	0.3%	0.1% - 0.4%	0.3%
Initial loss severity:
2005 and prior	75%		75%		75%
2006	75%		75%		75%
2007+	75%		75%		75%

The rate at which the principal amount of loans is voluntarily prepaid may impact both the amount of losses projected (since that amount is a function of the CDR, the loss severity and the loan balance over time) as well as the amount of excess spread (the amount by which the interest paid by the borrowers on the underlying loan exceeds the amount of interest owed on the insured obligations). The assumption for the voluntary conditional prepayment rate (CPR) follows a similar pattern to that of the CDR. The current level of voluntary prepayments is assumed to continue for the plateau period before gradually increasing over 12 months to the final CPR, which is assumed to be 15% in the base case. For transactions where the initial CPR is higher than the final CPR, the initial CPR is held constant and the final CPR is not used. These CPR assumptions are the same as those the Company used for December 31, 2019.

In estimating expected losses, the Company modeled and probability weighted sensitivities for first lien transactions by varying its assumptions of how fast a recovery is expected to occur. One of the variables used to model sensitivities was how quickly the CDR returned to its modeled equilibrium, which was defined as 5% of the initial CDR. The Company also stressed CPR and the speed of recovery of loss severity rates. The Company probability weighted a total of five scenarios as of June 30, 2020 and December 31, 2019.

Total expected loss to be paid on all first lien U.S. RMBS was $25 million as of June 30, 2020 and total expected loss to be paid was $52 million as of December 31, 2019. The $9 million economic loss development in Second Quarter 2020 for first lien U.S. RMBS transactions was primarily attributable to COVID-19 related forbearances, partially offset by higher excess spread in certain transactions. The $34 million economic benefit in Six Months 2020 for first lien U.S. RMBS was primarily attributable to higher excess spread on certain transactions, partially offset by COVID-19 related forbearances and changes in discount rates. Certain transactions benefit from excess spread when they are supported by large portions of fixed rate assets (either originally fixed or modified to be fixed) but have insured floating rate debt linked to LIBOR, which decreased in Second Quarter 2020 and Six Months 2020, and so increased excess spread. The Company used a similar approach to establish its pessimistic and optimistic scenarios as of June 30, 2020 as it used as of December 31, 2019, increasing and decreasing the periods of stress from those used in the base case. LIBOR may be discontinued, and it is not yet clear how this will impact the calculation of the various interest rates in this portfolio referencing LIBOR. The economic development attributable to changes in discount rates was de minimis in Second Quarter 2020 and $7 million in Six Months 2020.

In the Company's most stressful scenario where loss severities were assumed to rise and then recover over nine years and the initial ramp-down of the CDR was assumed to occur over 15 months, expected loss to be paid would increase from current projections by approximately $34 million for all first lien U.S. RMBS transactions.

In the Company's least stressful scenario where the CDR plateau was six months shorter (30 months, effectively assuming that liquidation rates would improve) and the CDR recovery was more pronounced (including an initial ramp-down of the CDR over nine months), expected loss to be paid would decrease from current projections by approximately $38 million for all first lien U.S. RMBS transactions.

U.S. Second Lien RMBS Loss Projections

Second lien RMBS transactions include both home equity lines of credit (HELOC) and closed end second lien mortgages. The Company believes the primary variable affecting its expected losses in second lien RMBS transactions is the amount and timing of future losses or recoveries in the collateral pool supporting the transactions. Expected losses are also a function of the structure of the transaction, the CPR of the collateral, the interest rate environment, and assumptions about loss severity.

In second lien transactions, the projection of near-term defaults from currently delinquent loans is relatively straightforward because loans in second lien transactions are generally “charged off” (treated as defaulted) by the securitization’s servicer once the loan is 180 days past due. The Company estimates the amount of loans that will default over the next six months by calculating current representative liquidation rates. As in the case of first lien transactions, second lien transactions have seen an increase in early-stage delinquency because of COVID-19 related forbearances. The Company applies a 20% liquidation rate to such forborn loans same as first lien RMBS transactions.

Similar to first liens, the Company then calculates a CDR for six months, which is the period over which the currently delinquent collateral is expected to be liquidated. That CDR is then used as the basis for the plateau CDR period that follows the embedded plateau losses.

For the base case scenario, the CDR (the plateau CDR) was held constant for six months. Once the plateau period has ended, the CDR is assumed to gradually trend down in uniform increments to its final long-term steady state CDR. (The long-term steady state CDR is calculated as the constant CDR that would have yielded the amount of losses originally expected at underwriting.) In the base case scenario, the time over which the CDR trends down to its final CDR is 28 months. Therefore, the total stress period for second lien transactions is 34 months, representing six months of delinquent loan liquidations, followed by 28 months of decrease to the steady state CDR, the same as of December 31, 2019.

HELOC loans generally permit the borrower to pay only interest for an initial period (often ten years) and, after that period, require the borrower to make both the monthly interest payment and a monthly principal payment. This causes the borrower's total monthly payment to increase, sometimes substantially, at the end of the initial interest-only period. In the prior periods, as the HELOC loans underlying the Company's insured HELOC transactions reached their principal amortization period, the Company incorporated an assumption that a percentage of loans reaching their principal amortization periods would default around the time of the payment increase.

        The HELOC loans underlying the Company's insured HELOC transactions are now past their original interest-only reset date, although a significant number of HELOC loans were modified to extend the original interest-only period for another five years. As a result, the Company does not apply a CDR increase when such loans reach their principal amortization period.

In addition, based on the average performance history, the Company applies a CDR floor of 2.5% for the future steady state CDR on all its HELOC transactions.

When a second lien loan defaults, there is generally a low recovery. The Company assumed, as of June 30, 2020 and December 31, 2019, that it will generally recover 2% of future defaulting collateral at the time of charge-off, with additional amounts of post charge-off recoveries projected to come in over time. A second lien on the borrower’s home may be retained in the Company's second lien transactions after the loan is charged off and the loss applied to the transaction, particularly in cases where the holder of the first lien has not foreclosed. If the second lien is retained and the value of the home increases, the servicer may be able to use the second lien to increase recoveries, either by arranging for the borrower to resume payments or by realizing value upon the sale of the underlying real estate. The Company evaluates its assumptions periodically based on actual recoveries of charged-off loans observed from period to period. In instances where the Company is able to obtain information on the lien status of charged-off loans, it assumes there will be a certain level of future recoveries of the balance of the charged-off loans where the second lien is still intact. The Company projects future recoveries on these charged- off loans at the rate shown in the table below. Such recoveries are assumed to be received evenly over the next five years. Increasing the recovery rate to 30% would result in an economic benefit of $37 million, while decreasing the recovery rate to 10% would result in an economic loss of $37 million.

The rate at which the principal amount of loans is prepaid may impact both the amount of losses projected as well as the amount of excess spread. In the base case, an average CPR (based on experience of the past year) is assumed to continue until the end of the plateau before gradually increasing to the final CPR over the same period the CDR decreases. The final CPR is assumed to be 15% for second lien transactions (in the base case), which is lower than the historical average but reflects the Company’s continued uncertainty about the projected performance of the borrowers in these transactions. For transactions where the initial CPR is higher than the final CPR, the initial CPR is held constant and the final CPR is not used. This pattern is consistent with how the Company modeled the CPR as of December 31, 2019. To the extent that prepayments differ from projected levels it could materially change the Company’s projected excess spread and losses.

In estimating expected losses, the Company modeled and probability weighted five scenarios, each with a different CDR curve applicable to the period preceding the return to the long-term steady state CDR. The Company believes that the level of the elevated CDR and the length of time it will persist and the ultimate prepayment rate are the primary drivers behind the amount of losses the collateral will likely suffer.

The Company continues to evaluate the assumptions affecting its modeling results. The Company believes the most important driver of its projected second lien RMBS losses is the performance of its HELOC transactions. Total expected loss to be paid on all second lien U.S. RMBS was $14 million as of June 30, 2020 and total expected recovery was $7 million as of December 31, 2019. The $3 million economic benefit in both Second Quarter 2020 and Six Months 2020 were primarily attributable to higher actual recoveries received for previously charged-off loans and higher excess spread and improved performance in certain transactions, partially offset by COVID-19 related forbearances and, in the case of Six Months 2020, changes in discount rates.

The following table shows the range as well as the average, weighted by net par outstanding, for key assumptions used in the calculation of expected loss to be paid for individual transactions for vintage 2004 - 2008 HELOCs.

Key Assumptions in Base Case Expected Loss Estimates
HELOCs

	As of June 30, 2020		As of March 31, 2020		As of December 31, 2019
	Range	Weighted Average	Range	Weighted Average	Range	Weighted Average
Plateau CDR	6.3% - 23.3%	12.5%	4.1% - 17.6%	8.9%	5.9% - 18.6%	8.6%
Final CDR trended down to	2.5% - 3.2%	2.5%	2.5% - 3.2%	2.5%	2.5% - 3.2%	2.5%
Liquidation rates:
Delinquent/Modified in the Previous 12 Months	20%		20%		20%
30 - 59 Days Delinquent	30		30		30
60 - 89 Days Delinquent	40		45		45
90+ Days Delinquent	60		65		65
Bankruptcy	55		55		55
Foreclosure	55		55		55
Real Estate Owned	100		100		100
Loss severity (1)	98%		98%		98%
Projected future recoveries on previously charged-off loans	20%		20%		20%
___________________
(1) Loss severities on future defaults.

The Company’s base case assumed a six month CDR plateau and a 28 month ramp-down (for a total stress period of 34 months). The Company also modeled a scenario with a longer period of elevated defaults and another with a shorter period of elevated defaults. In the Company's most stressful scenario, increasing the CDR plateau to eight months and increasing the ramp-down by three months to 31 months (for a total stress period of 39 months) would increase the expected loss by approximately $5 million for HELOC transactions. On the other hand, in the Company's least stressful scenario, reducing the CDR plateau to four months and decreasing the length of the CDR ramp-down to 25 months (for a total stress period of 29 months), and lowering the ultimate prepayment rate to 10% would decrease the expected loss by approximately $6 million for HELOC transactions.

Recovery Litigation

        In the ordinary course of their respective businesses, the Company asserts claims in legal proceedings against third parties to recover insurance losses paid in prior periods or prevent or reduce losses in the future. The impact, if any, of these and other proceedings on the amount of recoveries the Company receives and losses it pays in the future is uncertain, and the impact of any one or more of these proceedings during any quarter or year could be material to the Company's results of operations in that particular quarter or year.

The Company has asserted claims in a number of legal proceedings in connection with its exposure to Puerto Rico. See Note 2, Outstanding Exposure, for a discussion of the Company's exposure to Puerto Rico and related recovery litigation being pursued by the Company.

4. Contracts Accounted for as Insurance

Premiums

The portfolio of outstanding exposures discussed in Note 2, Outstanding Exposure, and Note 3, Expected Loss to be Paid, includes contracts that are accounted for as insurance contracts, derivatives, and consolidated FG VIEs. Amounts presented in this note relate only to contracts accounted for as insurance. See Note 6, Fair Value Measurement for information related to CDS and Note 8, Variable Interest Entities for amounts that are accounted for as consolidated FG VIEs.

Net Earned Premiums

	Second Quarter		Six Months
	2020	2019	2020	2019
	(in millions)
Scheduled net earned premiums	$48	$45	$96	$93
Accelerations from refundings and terminations	21	9	30	26
Accretion of discount on net premiums receivable	3	3	6	5
Net earned premiums (1)	$72	$57	$132	$124
____________________
(1) Excludes $1 million and $12 million for Second Quarter 2020 and 2019, respectively, and $2 million and $14 million for Six Months 2020 and 2019, respectively, related to consolidated FG VIEs.

Gross Premium Receivable
Roll Forward

	Six Months
	2020	2019
	(in millions)
Beginning of year	$1,019	$698
Gross written premiums on new business	186	89
Gross premiums received	(136)	(111)
Adjustments:
Changes in the expected term	(6)	(6)
Accretion of discount	7	5
Foreign exchange gain (loss) on remeasurement	(51)	(3)
June 30, (1)	$1,019	$672
____________________
(1) Excludes $3 million as of both June 30, 2020 and June 30, 2019 related to consolidated FG VIEs.

Approximately 94% and 93% of installment premiums at June 30, 2020 and December 31, 2019, respectively are denominated in currencies other than the U.S. dollar, primarily the pound sterling and euro.

The timing and cumulative amount of actual collections may differ from those of expected collections in the table below due to factors such as foreign exchange rate fluctuations, counterparty collectability issues, accelerations, commutations, changes in expected lives and new business.

Expected Collections of
Financial Guaranty Insurance Gross Premiums Receivable
(Undiscounted)

As of June 30, 2020
(in millions)
2020 (July 1 - September 30)	$75
2020 (October 1 – December 31)	8
2021	69
2022	85
2023	73
2024	66
2025-2029	254
2030-2034	175
2035-2039	115
After 2039	301
Total (1)	$1,221
____________________
(1) Excludes expected cash collections on consolidated FG VIEs of $3 million.

        The timing and cumulative amount of actual net earned premiums may differ from those of expected net earned premiums in the table below due to factors such as accelerations, commutations, changes in expected lives and new business.

Scheduled Financial Guaranty Insurance Net Earned Premiums

As of June 30, 2020
(in millions)
2020 (July 1 – September 30)	$50
2020 (October 1 – December 31)	49
Subtotal 2020	99
2021	184
2022	170
2023	156
2024	143
2025-2029	555
2030-2034	390
2035-2039	250
After 2039	367
Net deferred premium revenue (1)	2,314
Future accretion	162
Total future net earned premiums	$2,476
____________________
(1) Excludes net earned premiums on consolidated FG VIEs of $41 million.

Selected Information for Financial Guaranty Insurance
Policies with Premiums Paid in Installments

	As of June 30, 2020	As of December 31, 2019
	(dollars in millions)
Premiums receivable	$1,019	$1,019
Gross deferred premium revenue	1,239	1,208
Weighted-average risk-free rate used to discount premiums	1.5%	1.6%
Weighted-average period of premiums receivable (in years)	13.6	14.4

Financial Guaranty Insurance Losses

        The following table provides information on net reserve (salvage), which includes loss and LAE reserves and salvage and subrogation recoverable, both net of reinsurance. To discount loss reserves, the Company used risk-free rates for U.S. dollar denominated financial guaranty insurance obligations that ranged from 0.00% to 1.47% with a weighted average of 0.53% as of June 30, 2020 and 0.00% to 2.45% with a weighted average of 1.91% as of December 31, 2019.

Net Reserve (Salvage)

	As of June 30, 2020	As of December 31, 2019
	(in millions)
Public finance:
U.S. public finance	$111	$120
Non-U.S. public finance	3	3
Public finance	114	123
Structured finance:
U.S. RMBS (1)	(77)	(63)
Other structured finance	8	8
Structured finance	(69)	(55)
Total	$45	$68
____________________
(1) Excludes net reserves of $39 million and $35 million as of June 30, 2020 and December 31, 2019, respectively, related to consolidated FG VIEs.

Components of Net Reserves (Salvage)

	As of June 30, 2020	As of December 31, 2019
	(in millions)
Loss and LAE reserve	$609	$631
Reinsurance recoverable on unpaid losses	(170)	(200)
Loss and LAE reserve, net	439	431
Salvage and subrogation recoverable	(531)	(488)
Salvage and subrogation reinsurance payable (1)	137	125
Salvage and subrogation recoverable, net	(394)	(363)
Net reserves (salvage)	$45	$68
____________________
(1) Recorded as a component of reinsurance balances payable in the condensed consolidated balance sheets.

The table below provides a reconciliation of net expected loss to be paid for financial guaranty insurance contracts to net expected loss to be expensed. Expected loss to be paid for financial guaranty insurance contracts differs from expected loss to be expensed due to: (i) the contra-paid which represents the claim payments made and recoveries received that have not yet been recognized in the statement of operations, (ii) salvage and subrogation recoverable for transactions that are in a net recovery position where the Company has not yet received recoveries on claims previously paid (and therefore recognized in income but not yet received), and (iii) loss reserves that have already been established (and therefore expensed but not yet paid).

Reconciliation of Net Expected Loss to be Paid and
Net Expected Loss to be Expensed
Financial Guaranty Insurance Contracts

As of June 30, 2020
(in millions)
Net expected loss to be paid - financial guaranty insurance	$142
Contra-paid, net	14
Salvage and subrogation recoverable, net and other recoverable	394
Loss and LAE reserve - financial guaranty insurance contracts, net of reinsurance	(439)
Net expected loss to be expensed (present value) (1)	$111
____________________
(1) Excludes $29 million as of June 30, 2020, related to consolidated FG VIEs.

        The following table provides a schedule of the expected timing of net expected losses to be expensed. The amount and timing of actual loss and LAE may differ from the estimates shown below due to factors such as accelerations, commutations, changes in expected lives and updates to loss estimates. This table excludes amounts related to FG VIEs, which are eliminated in consolidation.

Net Expected Loss to be Expensed
Financial Guaranty Insurance Contracts

As of June 30, 2020
(in millions)
2020 (July 1 - September 30	$3
2020 (October 1 - December 31)	3
Subtotal 2020	6
2021	10
2022	11
2023	9
2024	11
2025-2029	38
2030-2034	17
2035-2039	6
After 2039	3
Net expected loss to be expensed	111
Future accretion	(6)
Total expected future loss and LAE	$105

The following table presents the loss and LAE recorded in the condensed consolidated statements of operations by sector for insurance contracts. Amounts presented are net of reinsurance.

Loss and LAE
Reported on the
Condensed Consolidated Statements of Operations

	Loss (Benefit)
	Second Quarter		Six Months
	2020	2019	2020	2019
	(in millions)
Public finance:
U.S. public finance	$12	$43	$11	$62
Non-U.S. public finance	—	(6)	—	(6)
Public finance	12	37	11	56
Structured finance:
U.S. RMBS (1)	5	(55)	(38)	(74)
Other structured finance	—	1	—	1
Structured finance	5	(54)	(38)	(73)
Loss and LAE	$17	$(17)	$(27)	$(17)
____________________
(1) Excludes a loss of $1 million and a benefit of $9 million for Second Quarter 2020 and 2019, respectively, and a loss of $8 million and a benefit of $9 million for Six Months 2020 and 2019 respectively, related to consolidated FG VIEs.

The following tables provide information on financial guaranty insurance contracts categorized as BIG.

Financial Guaranty Insurance
BIG Transaction Loss Summary
As of June 30, 2020

	BIG Categories
	BIG 1		BIG 2		BIG 3		Total BIG, Net	Effect of Consolidating VIEs	Total
	Gross	Ceded	Gross	Ceded	Gross	Ceded
	(dollars in millions)
Number of risks (1)	63	(53)	1	—	40	(38)	104	—	104
Remaining weighted-average period (in years)	7.4	7.6	8.3	—	8.5	8.8	8.0	—	8.0
Outstanding exposure:
Par	$2,067	$(501)	$43	$—	$3,592	$(896)	$4,305	$—	$4,305
Interest	797	(204)	26	—	1,433	(386)	1,666	—	1,666
Total (2)	$2,864	$(705)	$69	$—	$5,025	$(1,282)	$5,971	$—	$5,971
Expected cash outflows (inflows)	$120	$(14)	$4	$—	$2,452	$(681)	$1,881	$(229)	$1,652
Potential recoveries (3)	(367)	43	—	—	(1,966)	616	(1,674)	158	(1,516)
Subtotal	(247)	29	4	—	486	(65)	207	(71)	136
Discount	14	(1)	—	—	(1)	(13)	(1)	7	6
Present value of expected cash flows	$(233)	$28	$4	$—	$485	$(78)	$206	$(64)	$142
Deferred premium revenue	$113	$(8)	$1	$—	$145	$(18)	$233	$(42)	$191
Reserves (salvage)	$(257)	$31	$2	$—	$372	$(64)	$84	$(39)	$45

Financial Guaranty Insurance
BIG Transaction Loss Summary
As of December 31, 2019

	BIG Categories
	BIG 1		BIG 2		BIG 3		Total BIG, Net	Effect of Consolidating VIEs	Total
	Gross	Ceded	Gross	Ceded	Gross	Ceded
	(dollars in millions)
Number of risks (1)	68	(55)	3	(1)	42	(40)	113	—	113
Remaining weighted-average period (in years)	7.9	7.8	8.8	9.8	8.9	9.2	8.4	—	8.4
Outstanding exposure:
Par	$2,226	$(554)	$84	$(1)	$3,631	$(1,000)	$4,386	$—	$4,386
Interest	958	(233)	46	—	1,552	(457)	1,866	—	1,866
Total (2)	$3,184	$(787)	$130	$(1)	$5,183	$(1,457)	$6,252	$—	$6,252
Expected cash outflows (inflows)	$99	$(13)	$9	$—	$2,490	$(754)	$1,831	$(228)	$1,603
Potential recoveries (3)	(352)	42	(4)	—	(1,967)	664	(1,617)	157	(1,460)
Subtotal	(253)	29	5	—	523	(90)	214	(71)	143
Discount	37	(3)	(1)	—	(4)	(28)	1	14	15
Present value of expected cash flows	$(216)	$26	$4	$—	$519	$(118)	$215	$(57)	$158
Deferred premium revenue	$118	$(9)	$11	$(1)	$155	$(21)	$253	$(44)	$209
Reserves (salvage)	$(237)	$29	$2	$—	$413	$(104)	$103	$(35)	$68
____________________
(1) A risk represents the aggregate of the financial guaranty policies that share the same revenue source for purposes of making debt service payments. The ceded number of risks represents the number of risks for which the Company ceded a portion of its exposure.

(2) Includes amounts related to FG VIEs.

(3) Represents expected inflows for future payments by obligors pursuant to restructuring agreements, settlements or litigation judgments, excess spread on any underlying collateral and other estimated recoveries. Potential recoveries also include recoveries on certain investment grade credits, related mainly to exposures that were previously BIG and for which claims have been paid in the past.

5. Reinsurance

The Company assumes a portion of an insured risk (Assumed Business) and may cede portions of exposure it has insured (Ceded Business) in exchange for premiums, net of any ceding commissions. The Company historically entered into ceded reinsurance contracts in order to obtain greater business diversification and reduce the net potential loss from large risks.

Ceded and Assumed Business

The Company has Ceded Business to affiliated and non-affiliated companies to limit its exposure to risk. The Company remains primarily liable for all risks it directly underwrites and is required to pay all gross claims. It then seeks reimbursement from the reinsurer for its proportionate share of claims. The Company may be exposed to risk for this exposure if it were required to pay the gross claims and not be able to collect ceded claims from an assuming company experiencing financial distress. The Company's ceded contracts generally allow the Company to recapture ceded financial guaranty business after certain triggering events, such as reinsurer downgrades.

        The Company has Assumed Business from its affiliate, AGC. The Company may be exposed to risk in this portfolio in that the Company may be required to pay losses without a corresponding premium in circumstances where AGC is experiencing financial distress and is unable to pay premiums. The Company's agreement with AGC is generally subject to termination at the option of AGC if the Company fails to meet certain financial and regulatory criteria or to maintain a specified minimum financial strength rating. Upon termination due to one of the foregoing events, the Company may be required to return to AGC unearned premiums (net of any ceding commission) and loss reserves calculated on a statutory basis of accounting, attributable to the reinsurance assumed, after which the Company would be released from liability with respect to its Assumed Business from AGC. In addition, in lieu of termination due to one of the aforementioned events, the Company may be obligated to increase the level of ceding commission paid.

Effect of Reinsurance

        The following table presents the components of premiums and losses reported in the condensed consolidated statements of operations and the contribution of the Company's Assumed and Ceded Businesses.

Effect of Reinsurance on Statement of Operations

	Second Quarter		Six Months
	2020	2019	2020	2019
	(in millions)
Premiums Written:
Direct	$141	$50	$180	$83
Ceded (1)	(30)	(4)	(32)	(15)
Net	$111	$46	$148	$68
Premiums Earned:
Direct	$90	$67	$162	$147
Assumed	2	6	4	10
Ceded (1)	(20)	(16)	(34)	(33)
Net	$72	$57	$132	$124
Loss and LAE:
Direct	$27	$4	$(20)	$21
Ceded (1)	(10)	(21)	(7)	(38)
Net	$17	$(17)	$(27)	$(17)
 ____________________
(1) Ceded amounts mainly consist of cessions to affiliates.

Ceded Reinsurance (1)

	As of June 30, 2020		As of December 31, 2019
	Affiliated Reinsurers	Non-Affiliated Reinsurers	Affiliated Reinsurers	Non-Affiliated Reinsurers
	(in millions)
Ceded premium payable, net of commissions	$128	$5	$127	$6
Ceded expected loss to be recovered (paid)	70	(20)	81	11
Ceded unearned premium reserve	608	7	606	13
Ceded par outstanding (2)	51,032	385	51,755	774
____________________
(1) The total collateral posted by all affiliated and non-affiliated reinsurers required to post, or that had agreed to post, collateral as of June 30, 2020 and December 31, 2019 was approximately $913 million and $933 million, respectively. The collateral excludes amounts posted by AGM for the benefit of AGE UK.

(2) Of the total par ceded to BIG rated reinsurers, $79 million and $224 million is rated BIG as of June 30, 2020 and December 31, 2019, respectively. Of the total ceded par to affiliates, $1,317 million and $1,331 million is rated BIG as of June 30, 2020 and December 31, 2019, respectively.

Commutations

In Second Quarter 2020, the Company reassumed a previously ceded portfolio of insured business from its largest remaining legacy third party financial guaranty reinsurer, which includes $118 million in net par of Puerto Rico exposures.

Commutations of Ceded Reinsurance Contracts

	Second Quarter		Six Months
	2020	2019	2020	2019
	(in millions)
Increase in net unearned premium reserve	$5	$15	$5	$15
Increase in net par outstanding	336	1,069	336	1,069
Commutation gains (losses)	38	1	38	1

6. Fair Value Measurement

The Company carries a significant portion of its assets and liabilities at fair value. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (i.e., exit price). The price represents the price available in the principal market for the asset or liability. If there is no principal market, then the price is based on a hypothetical market that maximizes the value received for an asset or minimizes the amount paid for a liability (i.e., the most advantageous market).

Fair value is based on quoted market prices, where available. If listed prices or quotes are not available, fair value is based on either internally developed models that primarily use, as inputs, market-based or independently sourced market parameters, including but not limited to yield curves, interest rates and debt prices, or with the assistance of an independent third party using a discounted cash flow approach and the third party’s proprietary pricing models. In addition to market information, models also incorporate transaction details, such as maturity of the instrument and contractual features designed to reduce the Company’s credit exposure, such as collateral rights as applicable.

Valuation adjustments may be made to ensure that financial instruments are recorded at fair value. These adjustments include amounts to reflect counterparty credit quality, the Company’s creditworthiness and constraints on liquidity. As markets and products develop and the pricing for certain products becomes more or less transparent, the Company may refine its methodologies and assumptions. During Six Months 2020, no changes were made to the Company's valuation models that had, or are expected to have, a material impact on the Company's condensed consolidated balance sheets or statements of operations and comprehensive income.

The Company’s methods for calculating fair value produce a fair value that may not be indicative of net realizable value or reflective of future fair values. The use of different methodologies or assumptions to determine fair value of certain financial instruments could result in a different estimate of fair value at the reporting date.

The categorization within the fair value hierarchy is determined based on whether the inputs to valuation techniques used to measure fair value are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect Company estimates of market assumptions. The fair value hierarchy prioritizes model inputs into three broad levels as follows, with Level 1 being the highest and Level 3 the lowest. An asset's or liability’s categorization is based on the lowest level of significant input to its valuation.

Level 1—Quoted prices for identical instruments in active markets. The Company generally defines an active market as a market in which trading occurs at significant volumes. Active markets generally are more liquid and have a lower bid-ask spread than an inactive market.

Level 2—Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and observable inputs other than quoted prices, such as interest rates or yield curves and other inputs derived from or corroborated by observable market inputs.

Level 3—Model derived valuations in which one or more significant inputs or significant value drivers are unobservable. Financial instruments are considered Level 3 when their values are determined using pricing models, discounted cash flow methodologies or similar techniques and at least one significant model assumption or input is unobservable. Level 3 financial instruments also include those for which the determination of fair value requires significant management judgment or estimation.

        There was a transfer of a fixed-maturity security from Level 3 into Level 2 during Six Months 2020. There were no other transfers into or from Level 3 during the periods presented.

Carried at Fair Value

Fixed-Maturity Securities and Short-Term Investments

        The fair value of fixed-maturity securities in the investment portfolio is generally based on prices received from third-party pricing services or alternative pricing sources with reasonable levels of price transparency. The pricing services prepare estimates of fair value using their pricing models, which take into account: benchmark yields, reported trades, broker/dealer quotes, issuer spreads, two-sided markets, benchmark securities, bids, offers, reference data, industry and economic events, and sector groupings. Additional valuation factors that can be taken into account are nominal spreads and liquidity adjustments. The pricing services evaluate each asset class based on relevant market and credit information, perceived market movements, and sector news.

        Benchmark yields have in many cases taken priority over reported trades for securities that trade less frequently or those that are distressed trades, and therefore may not be indicative of the market. The extent of the use of each input is dependent on the asset class and the market conditions. The valuation of fixed-maturity investments is more subjective when markets are less liquid due to the lack of market based inputs.

Short-term investments that are traded in active markets are classified within Level 1 in the fair value hierarchy as their value is based on quoted market prices. Securities such as discount notes are classified within Level 2 because these securities are typically not actively traded due to their approaching maturity and, as such, their cost approximates fair value.

As of June 30, 2020, the Company used models to price 93 securities, including securities that were purchased or obtained for loss mitigation or other risk management purposes, with a Level 3 fair value of $602 million. Most Level 3 securities were priced with the assistance of an independent third party. The pricing is based on a discounted cash flow approach using the third party’s proprietary pricing models. The models use inputs such as projected prepayment speeds; severity assumptions; recovery lag assumptions; estimated default rates (determined on the basis of an analysis of collateral attributes, historical collateral performance, borrower profiles and other features relevant to the evaluation of collateral credit quality); home price appreciation/depreciation rates based on macroeconomic forecasts and recent trading activity. The yield used to discount the projected cash flows is determined by reviewing various attributes of the security including collateral type, weighted average life, sensitivity to losses, vintage, and convexity, in conjunction with market data on comparable securities. Significant changes to any of these inputs could have materially changed the expected timing of cash flows within these securities which is a significant factor in determining the fair value of the securities.
Other Assets

Committed Capital Securities (CCS)

AGM has entered into put agreements with four separate custodial trusts allowing AGM to issue an aggregate of $200 million of non-cumulative redeemable perpetual preferred securities to the trusts in exchange for cash. Each custodial trust was created for the primary purpose of issuing $50 million face amount of AGM Committed Preferred Trust Securities (AGM CPS), investing the proceeds in high-quality assets and entering into put options with AGM.

        The fair value of AGM CPS, which is recorded in "other assets" on the condensed consolidated balance sheets, represents the difference between the present value of remaining expected put option premium payments under AGM CPS agreements, and the estimated present value that the Company would hypothetically have to pay currently for a comparable security. The change in fair value of the AGM CPS is recorded in "fair value gains (losses) on committed capital securities" in the condensed consolidated statements of operations. The estimated current cost of the AGM CPS is based on several factors, including AGM CDS spreads, LIBOR curve projections, Assured Guaranty's publicly traded debt and the term the securities are estimated to remain outstanding. The AGM CPS are classified as Level 3 in the fair value hierarchy.

Contracts Accounted for as Credit Derivatives

The Company’s credit derivatives primarily consist of insured CDS contracts, and also include interest rate swaps that qualify as derivatives under GAAP, which require fair value measurement with changes recorded in the statement of operations.

Credit derivative transactions are governed by International Swaps and Derivative Association documentation and have certain characteristics that differ from financial guaranty insurance contracts. For example, the Company’s control rights with respect to a reference obligation under a credit derivative may be more limited than when the Company issues a financial guaranty insurance contract. In addition, there are more circumstances under which the Company may be obligated to make payments. Similar to a financial guaranty insurance contract, the Company would be obligated to pay if the obligor failed to make a scheduled payment of principal or interest in full. However, the Company may also be required to pay if the obligor becomes bankrupt or if the reference obligation were restructured if, after negotiation, those credit events are specified in the documentation for the credit derivative transactions. Furthermore, the Company may be required to make a payment due to an event that is unrelated to the performance of the obligation referenced in the credit derivative. If events of default or termination events specified in the credit derivative documentation were to occur, the non-defaulting or the non-affected party, which may be either the Company or the counterparty, depending upon the circumstances, may decide to terminate a credit derivative prior to maturity. In that case, the Company may be required to make a termination payment to its swap counterparty upon such termination. Absent such an event of default or termination event, the Company may not unilaterally terminate a CDS contract; however, the Company on occasion has mutually agreed with various counterparties to terminate certain CDS transactions. In transactions where the counterparty does not have the right to terminate, such transactions are generally terminated for an amount that approximates the present value of future premiums or for a negotiated amount, rather than at fair value. The Company did not enter into CDS with the intent to trade these contracts and the Company may not unilaterally terminate a CDS contract absent an event of default or termination event that entitles the Company to terminate such contracts; however, the Company has mutually agreed with various counterparties to terminate certain CDS transactions.

The terms of the Company’s CDS contracts differ from more standardized credit derivative contracts sold by companies outside the financial guaranty industry. The non-standard terms generally include the absence of collateral support agreements or immediate settlement provisions. In addition, the Company employs relatively high attachment points and does not exit derivatives it sells, except under specific circumstances such as mutual agreements with counterparties. Management considers the non-standard terms of the Company's credit derivative contracts in determining the fair value of these contracts.

Due to the lack of quoted prices and other observable inputs for its instruments or for similar instruments, the Company determines the fair value of its credit derivative contracts primarily through internally developed, proprietary models that use both observable and unobservable market data inputs. There is no established market where financial guaranty insured credit derivatives are actively traded; therefore, management has determined that the exit market for the Company’s credit derivatives is a hypothetical one based on its entry market. These contracts are classified as Level 3 in the fair value hierarchy as there are multiple unobservable inputs deemed significant to the valuation model, most importantly the Company’s estimate of the value of the non-standard terms and conditions of its credit derivative contracts. The fair value of the Company’s credit derivatives depends on a number of factors, including notional amount of the contract, expected term, credit spreads and the credit ratings of referenced entities.

As of June 30, 2020 and December 31, 2019, the net par outstanding of credit derivatives (which was all investment grade) was $1,002 million and $857 million, respectively, and the fair value of credit derivatives was a liability of $7 million and $2 million, respectively. The change in fair value of credit derivatives recorded in "other income (loss)" was a loss of $3 million and a gain of $3 million for Second Quarter 2020 and Second Quarter 2019, respectively, and a loss of $4 million and gain of $3 million for Six Months 2020 and Six Months 2019, respectively. The estimated remaining weighted average life of credit derivatives was 5.3 years at both June 30, 2020 and December 31, 2019.

Fair Value Option on FG VIEs’ Assets and Liabilities

The Company elected the fair value option for the FG VIEs’ assets and liabilities and classifies them as Level 3 in the fair value hierarchy. The prices are generally determined with the assistance of an independent third party, based on a discounted cash flow approach. The net change in the fair value of consolidated FG VIEs’ assets and liabilities is recorded in "fair value gains (losses) on financial guaranty variable interest entities" in the condensed consolidated statements of operations, except for change in fair value of FG VIEs’ liabilities with recourse caused by changes in instrument-specific credit risk (ISCR) which is separately presented in other comprehensive income (OCI). Interest income and interest expense are derived from the trustee reports and also included in "fair value gains (losses) on financial guaranty variable interest entities." The FG VIEs issued securities collateralized by first lien and second lien RMBS.

The fair value of the Company’s FG VIEs’ assets is generally sensitive to changes in estimated prepayment speeds; estimated default rates (determined on the basis of an analysis of collateral attributes such as: historical collateral performance, borrower profiles and other features relevant to the evaluation of collateral credit quality); yields implied by market prices for similar securities; and house price depreciation/appreciation rates based on macroeconomic forecasts. Significant changes to some of these inputs could have materially changed the market value of the FG VIEs’ assets and the implied collateral losses within the transaction. In general, the fair value of the FG VIEs’ assets is most sensitive to changes in the projected collateral losses, where an increase in collateral losses typically could lead to a decrease in the fair value of FG VIEs’ assets, while a decrease in collateral losses typically leads to an increase in the fair value of FG VIEs’ assets.

The third-party utilizes an internal model to determine an appropriate yield at which to discount the cash flows of the security, by factoring in collateral types, weighted-average lives, and other structural attributes specific to the security being priced. The expected yield is further calibrated by utilizing algorithms designed to aggregate market color, received by the independent third party, on comparable bonds.

The models used to price the FG VIEs’ liabilities generally apply the same inputs used in determining fair value of FG VIEs’ assets. For those liabilities insured by the Company, the benefit of the Company's insurance policy guaranteeing the timely payment of principal and interest is also taken into account.

Significant changes to any of the inputs described above could have materially changed the timing of expected losses within the insured transaction which is a significant factor in determining the implied benefit of the Company’s insurance policy guaranteeing the timely payment of principal and interest for the insured tranches of debt issued by the FG VIEs. In general, extending the timing of expected loss payments by the Company into the future typically could lead to a decrease in the value of the Company’s insurance and a decrease in the fair value of the Company’s FG VIEs’ liabilities with recourse, while a shortening of the timing of expected loss payments by the Company typically could lead to an increase in the value of the Company’s insurance and an increase in the fair value of the Company’s FG VIEs’ liabilities with recourse.

Amounts recorded at fair value in the Company's financial statements are presented in the tables below.

Fair Value Hierarchy of Financial Instruments Carried at Fair Value
As of June 30, 2020

		Fair Value Hierarchy
	Fair Value	Level 1	Level 2	Level 3
	(in millions)
Assets:
Investment portfolio, available-for-sale:
Fixed-maturity securities
Obligations of state and political subdivisions	$2,297	$—	$2,266	$31
U.S. government securities	65	—	65	—
Corporate securities	1,320	—	1,291	29
Mortgage-backed securities:
RMBS	308	—	70	238
Commercial mortgage-backed securities (CMBS)	203	—	203	—
Asset-backed securities	333	—	29	304
Non-U.S. government securities	140	—	140	—
Total fixed-maturity securities	4,666	—	4,064	602
Short-term investments	583	516	67	—
Other invested assets (1)	4	—	—	4
FG VIEs’ assets, at fair value	266	—	—	266
Other assets	35	—	—	35
Total assets carried at fair value	$5,554	$516	$4,131	$907
Liabilities:
FG VIEs’ liabilities with recourse, at fair value	$281	$—	$—	$281
FG VIEs’ liabilities without recourse, at fair value	19	—	—	19
Other liabilities	7	—	—	7
Total liabilities carried at fair value	$307	$—	$—	$307

Fair Value Hierarchy of Financial Instruments Carried at Fair Value
As of December 31, 2019

		Fair Value Hierarchy
	Fair Value	Level 1	Level 2	Level 3
	(in millions)
Assets:
Investment portfolio, available-for-sale:
Fixed-maturity securities
Obligations of state and political subdivisions	$2,402	$—	$2,367	$35
U.S. government securities	41	—	41	—
Corporate securities	1,226	—	1,185	41
Mortgage-backed securities:
RMBS	403	—	114	289
CMBS	209	—	209	—
Asset-backed securities	240	—	31	209
Non-U.S. government securities	231	—	231	—
Total fixed-maturity securities	4,752	—	4,178	574
Short-term investments	736	593	143	—
Other invested assets (1)	4	—	—	4
FG VIEs’ assets, at fair value	392	—	—	392
Other assets	26	—	—	26
Total assets carried at fair value	$5,910	$593	$4,321	$996
Liabilities:
FG VIEs’ liabilities with recourse, at fair value	321	—	—	321
FG VIEs’ liabilities without recourse, at fair value	100	—	—	100
Other liabilities	3	—	—	3
Total liabilities carried at fair value	$424	$—	$—	$424
____________________
(1) Includes Level 3 mortgage loans that are recorded at fair value on a non-recurring basis.

Changes in Level 3 Fair Value Measurements

The tables below present a roll forward of the Company's Level 3 financial instruments carried at fair value on a recurring basis during Second Quarter 2020 and 2019 and Six Months 2020 and 2019.

Rollforward of Level 3 Assets and Liabilities
At Fair Value on a Recurring Basis
Second Quarter 2020

	Fixed-Maturity Securities														FG VIEs’ Liabilities, at Fair Value
	Obligations of State and Political Subdivisions		Corporate Securities		RMBS		Asset- Backed Securities		FG VIEs’ Assets at Fair Value		Other (6)		Credit Derivative Asset (Liability), net (5)		With Recourse		Without Recourse
	(in millions)
Fair value as of March 31, 2020	$24		$26		$237		$196		$324		$49		$(3)		$(272)		$(80)
Total pretax realized and unrealized gains/(losses) recorded in:
Net income (loss)	—	(1)	1	(1)	2	(1)	—	(1)	(51)	(2)	(13)	(4)	(3)	(3)	(12)	(2)	63	(2)
Other comprehensive income (loss)	7		2		11		6		—		—		—		(5)		—
Purchases	—		—		—		110		—		—		—		—		—
Sales	—		—		—		(7)		—		—		—		—		—
Settlements	—		—		(12)		(1)		(15)		—		(1)		12		2
FG VIE consolidation	—		—		—		—		8		—		—		(4)		(4)
Fair value as of June 30, 2020	$31		$29		$238		$304		$266		$36		$(7)		$(281)		$(19)
Change in unrealized gains/(losses) included in earnings related to financial instruments held as of June 30, 2020									$24	(2)	$(13)	(4)	$(4)	(3)	$(11)	(2)	$(11)	(2)
Change in unrealized gains/(losses) included in OCI related to financial instruments held as of June 30, 2020	$7		$2		$10		$5								$(5)

Rollforward of Level 3 Assets and Liabilities
At Fair Value on a Recurring Basis
Second Quarter 2019

	Fixed-Maturity Securities														FG VIEs’ Liabilities, at Fair Value
	Obligations of State and Political Subdivisions		Corporate Securities		RMBS		Asset- Backed Securities		FG VIEs’ Assets at Fair Value		Other (6)		Credit Derivative Asset (Liability), net (5)		With Recourse		Without Recourse
	(in millions)
Fair value as of March 31, 2019	$41		$48		$298		$269		$463		$33		$(25)		$(401)		$(103)
Total pretax realized and unrealized gains/(losses) recorded in:
Net income (loss)	1	(1)	1	(1)	5	(1)	3	(1)	35	(2)	9	(4)	3	(3)	(17)	(2)	(3)	(2)
Other comprehensive income (loss)	(4)		(1)		15		(9)		—		—		—		4		—
Purchases	—		—		—		—		—		—		—		—		—
Settlements	—		—		(13)		(37)		(70)		—		18		65		1
FG VIE deconsolidation	—		—		—		—		(6)		—		—		5		1
Fair value as of June 30, 2019	$38		$48		$305		$226		$422		$42		$(4)		$(344)		$(104)
Change in unrealized gains/(losses) included in earnings related to financial instruments held as of June 30, 2019									$42	(2)	$9	(4)	$3	(3)	$(17)	(2)	$(11)	(2)
Change in unrealized gains/(losses) included in OCI related to financial instruments held as of June 30, 2019	$(4)		$(1)		$15		$—				$—				$4

Rollforward of Level 3 Assets and Liabilities
At Fair Value on a Recurring Basis
Six Months 2020

	Fixed-Maturity Securities														FG VIEs’ Liabilities, at Fair Value
	Obligations of State and Political Subdivisions		Corporate Securities		RMBS		Asset- Backed Securities		FG VIEs’ Assets at Fair Value		Other (6)		Credit Derivative Asset (Liability), net (5)		With Recourse		Without Recourse
	(in millions)
Fair value as of December 31, 2019	$35		$41		$289		$209		$392		$26		$(2)		$(321)		$(100)
Total pretax realized and unrealized gains/(losses) recorded in:
Net income (loss)	1	(1)	(6)	(1)	5	(1)	1	(1)	(86)	(2)	10	(4)	(4)	(3)	4	(2)	74	(2)
Other comprehensive income (loss)	(4)		(6)		(34)		(6)		—		—		—		5		—
Purchases	—		—		—		110		—		—		—		—		—
Sales	—		—		—		(7)		—		—		—		—		—
Settlements	(1)		—		(22)		(2)		(48)		—		(1)		35		11
FG VIE consolidation	—		—		—		—		8		—		—		(4)		(4)
Transfers out of Level 3	—		—		—		(1)		—		—		—		—		—
Fair value as of June 30, 2020	$31		$29		$238		$304		$266		$36		$(7)		$(281)		$(19)
Change in unrealized gains/(losses) included in earnings related to financial instruments held as of June 30, 2020									$(10)	(2)	$10	(4)	$(5)	(3)	$5	(2)	$—	(2)
Change in unrealized gains/(losses) included in OCI related to financial instruments held as of June 30, 2020	$(4)		$(6)		$(33)		$(6)								$5

Rollforward of Level 3 Assets and Liabilities
At Fair Value on a Recurring Basis
Six Months 2019

	Fixed-Maturity Securities														FG VIEs’ Liabilities, at Fair Value
	Obligations of State and Political Subdivisions		Corporate Securities		RMBS		Asset- Backed Securities		FG VIEs’ Assets at Fair Value		Other (6)		Credit Derivative Asset (Liability), net (5)		With Recourse		Without Recourse
	(in millions)
Fair value as of December 31, 2018	$38		$56		$289		$265		$467		$38		$(25)		$(409)		$(101)
Total pretax realized and unrealized gains/(losses) recorded in:
Net income (loss)	1	(1)	(10)	(1)	11	(1)	4	(1)	51	(2)	4	(4)	3	(3)	(26)	(2)	(7)	(2)
Other comprehensive income (loss)	—		2		20		(9)		—		—		—		4		—
Purchases	—		—		10		3		—		—		18		—		—
Settlements	(1)		—		(25)		(37)		(90)		—		—		82		3
FG VIE deconsolidation	—		—		—		—		(6)		—		—		5		1
Fair value as of June 30, 2019	$38		$48		$305		$226		$422		$42		$(4)		$(344)		$(104)
Change in unrealized gains/(losses) included in earnings related to financial instruments held as of June 30, 2019									$58	(2)	$4	(4)	$2	(3)	$(26)	(2)	$(15)	(2)
Change in unrealized gains/(losses) included in OCI related to financial instruments held as of June 30, 2019	$—		$2		$20		$1				$—				4
____________________
(1) Included in net realized investment gains (losses) and net investment income.

(2) Included in fair value gains (losses) on financial guaranty variable interest entities.

(3) Included in other income (loss).

(4) Recorded in fair value gains (losses) on committed capital securities, net investment income and other income.

(5) Represents the net position of credit derivatives. Credit derivative assets (recorded in other assets) and credit derivative liabilities (recorded in other liabilities) are shown as either assets or liabilities in the condensed consolidated balance sheet based on net exposure by transaction.

(6) Includes CCS and other invested assets.

Level 3 Fair Value Disclosures
Quantitative Information About Level 3 Fair Value Inputs
At June 30, 2020

Financial Instrument Description (1)	Fair Value at June 30, 2020 (in millions)	Significant Unobservable Inputs	Range			Weighted Average as a Percentage of Current Par Outstanding
Assets (liabilities) (2):	0
Fixed-maturity securities:
Obligations of state and political subdivisions	$31	Yield	5.3%	-	18.4%	12.2%

Corporate securities	29	Yield	45.3%

RMBS	238	CPR	2.7%	-	14.1%	5.9%
		CDR	2.4%	-	7.1%	5.5%
		Loss severity	55.0%	-	100.0%	82.6%
		Yield	4.5%	-	6.7%	5.3%
Asset-backed securities:
Life insurance transactions	30	Yield	5.5%

CLOs	274	Yield	1.5%	-	4.2%	2.4%

FG VIEs’ assets, at fair value	266	CPR	0.4%	-	18.8%	8.8%
		CDR	1.2%	-	26.5%	5.4%
		Loss severity	45.0%	-	100.0%	79.4%
		Yield	2.9%	-	8.3%	5.9%

Other assets	35	Implied Yield	4.0%
		Term (years)	10 years

Credit derivative liabilities, net	(7)	Internal credit rating	AA+	-	BBB-	A-

FG VIEs’ liabilities, at fair value	(300)	CPR	0.4%	-	18.8%	8.8%
		CDR	1.2%	-	26.5%	5.4%
		Loss Severity	45.0%	-	100.0%	79.4%
		Yield	2.7%	-	8.3%	4.7%
___________________
(1) Discounted cash flow is used as the primary valuation technique for all financial instruments listed in this table.

(2) Excludes several investments recorded in other invested assets with fair value of $4 million.

Quantitative Information About Level 3 Fair Value Inputs
At December 31, 2019

Financial Instrument Description (1)	Fair Value at December 31, 2019 (in millions)	Significant Unobservable Inputs	Range			Weighted Average as a Percentage of Current Par Outstanding
Assets (liabilities) (2):
Fixed-maturity securities:
Obligations of state and political subdivisions	$35	Yield	4.5%	-	12.6%	8.6%

Corporate securities	41	Yield	35.9%

RMBS	289	CPR	2.0%	-	14.6%	5.7%
		CDR	2.1%	-	7.0%	5.0%
		Loss severity	50.0%	-	100.0%	77.7%
		Yield	3.7%	-	6.1%	4.6%
Asset-backed securities:
Life insurance transactions	32	Yield	5.8%

CLOs	177	Yield	2.5%	-	3.1%	2.9%

FG VIEs’ assets, at fair value	392	CPR	0.1%	-	18.6%	8.5%
		CDR	1.2%	-	24.7%	4.7%
		Loss severity	40.0%	-	100.0%	74.1%
		Yield	3.0%	-	8.4%	5.2%

Other assets	25	Implied Yield	5.1%
		Term (years)	10 years

Credit derivative liabilities, net	(2)	Internal credit rating	AA+	-	BBB-	A-

FG VIEs’ liabilities, at fair value	(421)	CPR	0.1%	-	18.6%	8.5%
		CDR	1.2%	-	24.7%	4.7%
		Loss severity	40.0%	-	100.0%	74.1%
		Yield	2.7%	-	8.4%	4.3%
___________________
(1) Discounted cash flow is used as the primary valuation technique for all financial instruments listed in this table.

(2) Excludes several investments recorded in other invested assets with fair value of $4 million.

Not Carried at Fair Value

Financial Guaranty Insurance Contracts

        Fair value is based on management’s estimate of what a similarly rated financial guaranty insurance company would demand to acquire the Company’s in-force book of financial guaranty insurance business. It is based on a variety of factors that may include pricing assumptions management has observed for portfolio transfers, commutations, and acquisitions that have occurred in the financial guaranty market, as well as prices observed in the credit derivative market with an adjustment for illiquidity so that the terms would be similar to a financial guaranty insurance contract, and also includes adjustments for stressed losses, ceding commissions and return on capital. The Company classified the fair value of financial guaranty insurance contracts as Level 3.

Surplus Note from Affiliate

The fair value of the surplus note issued by AGC to AGM was determined by calculating the effect of changes in yield adjusted for a credit factor at the end of each reporting period. The fair value measurement of the surplus note was classified as Level 3.

Loans Receivable from Affiliate

        The fair value of the loan receivable from affiliate was determined by calculating the effect of changes in yield adjusted for a credit factor at the end of each reporting period. The fair value measurement of the loans receivable was classified as Level 3.

        The carrying amount and estimated fair value of the Company’s financial instruments not carried at fair value are presented in the following table.

Fair Value of Financial Instruments Not Carried at Fair Value

	As of June 30, 2020		As of December 31, 2019
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
	(in millions)
Assets (liabilities):
Surplus note from affiliate	$300	$356	$300	$326
Other invested assets	—	2	1	2
Loans receivable from affiliate	163	191	163	176
Other assets (1)	56	56	49	49
Financial guaranty insurance contracts (2)	(1,459)	(1,530)	(1,452)	(1,195)
Other liabilities (1)	(31)	(31)	(10)	(9)
____________________
(1) The Company’s other assets and other liabilities consist of accrued interest, receivables for securities sold and payables for securities purchased, and notes payable for which the carrying value approximates fair value.

(2) Carrying amount includes the assets and liabilities related to financial guaranty insurance contract premiums, losses, and salvage and subrogation and other recoverables net of reinsurance.

7. Investments and Cash

Accounting Policy

        Refer to Note 1, Business and Basis of Presentation for a description of new accounting guidance adopted as of January 1, 2020 related to the credit impairment of financial assets.

Investment Portfolio

As of June 30, 2020, the majority of the investment portfolio is managed by seven managers, including Assured Investment Management. The Company has established detailed guidelines regarding credit quality, exposure to a particular sector and exposure to a particular obligor within a sector. The externally managed portfolio must maintain a minimum average rating of A+ by S&P Global Ratings, a division of Standard & Poor’s Financial Services LLC (S&P) or A1 by Moody’s Investors Service Inc. (Moody's).

The investment portfolio tables shown below include assets managed both externally and internally. The internally managed portfolio primarily consists of the Company's investments in (i) securities acquired for loss mitigation purposes or other risk management purposes, and (ii) other alternative investments, including both equity and debt securities, that the Company believes present an attractive investment opportunity.

The majority of the Company's alternative investments are managed in the Assured Investment Management platform, and a portion of the fixed-maturity securities is also managed in the Assured Investment Management platform, under an Investment Management Agreement (IMA) with BlueMountain Capital Management, LLC (BlueMountain). Some of the Company's investments managed in the Assured Investment Management platform are in investment funds managed in the Assured Investment Management platform; such investment funds are accounted for as equity method investments.

        One of the Company's strategies for mitigating losses has been to purchase loss mitigation securities at discounted prices. The Company also holds other invested assets that were obtained or purchased as part of negotiated settlements with insured counterparties or under the terms of the financial guaranties (other risk management assets).

        In October 2019, AGM and MAC provided loans of $162.5 million to Assured Guaranty US Holdings Inc. (AGUS) to help fund a portion of AGUS's acquisition of BlueMountain and its associated entities.

        AGM and MAC contributed $325 million in October 2019 to AGAS. As of June 30, 2020, AGAS had committed capital to four Assured Investment Management funds, of which $354 million has been drawn by the respective Assured Investment Management funds, and which had a fair value of $367 million as of June 30, 2020. The remaining outstanding commitment to the Assured Investment Management funds was $112 million as of June 30, 2020. The undrawn portion is reflected in short-term investments in the table below.

In Second Quarter 2020, AGM, MAC and AGC entered into an IMA with BlueMountain to manage a portfolio of municipal obligations and a portfolio of CLOs. As of June 30, 2020, they have together allocated $250 million to municipal obligation strategies and $100 million to CLO strategies, with authorization to allocate an additional $200 million to CLO strategies. As of June 30, 2020, AGM allocated $150 million to municipal obligation strategies and $100 million to CLO strategies.

        The Company agreed to purchase up to $100 million of limited partnership interests in a fund that invests in the equity of private equity managers of which $84 million of the commitment was not funded as of June 30, 2020. The Company has also invested in a limited liability company that owns fuel cells with a fair value of $61 million as of June 30, 2020.

Investment Portfolio
Carrying Value

	As of June 30, 2020	As of December 31, 2019
	(in millions)
Fixed-maturity securities (1):
Externally managed:
Assured Investment Management	$255	$—
Other	4,071	4,345
Internally managed	340	407
Short-term investments	583	736
Surplus note from affiliate	300	300
Other invested assets:
Equity method investments-funds managed by Assured Investment Management (2)	337	77
Equity method investments-other	91	91
Other	4	5
Total	$5,981	$5,961
____________________
(1) 6.3% and 7.4% of fixed-maturity securities are rated BIG as of June 30, 2020 and December 31, 2019, respectively.

(2) Excludes $30 million invested in a Assured Investment Management fund that was consolidated and reported in other assets. See Note 8, Variable Interest Entities.

Accrued investment income, which is recorded in other assets, was $53 million and $46 million as of June 30, 2020 and December 31, 2019, respectively. In Six Months 2020, the Company did not write-off any accrued investment income.

Fixed-Maturity Securities and Short-Term Investments
by Security Type
As of June 30, 2020

Security Type	Percent of Total(1)	Amortized Cost	Allowance for Credit Losses	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value	AOCI (2) Pre-tax Gain (Loss) on Securities with Credit Loss	Weighted Average Credit Rating(3)
	(dollars in millions)
Fixed-maturity securities:
Obligations of state and political subdivisions	41%	$2,133	$—	$164	$—	$2,297	$—	AA-
U.S. government securities	1	60	—	5	—	65	—	AA+
Corporate securities	26	1,345	(38)	50	(37)	1,320	(18)	A
Mortgage-backed securities(4):
RMBS	7	348	(19)	9	(30)	308	(28)	BB+
CMBS	4	192	—	11	—	203	—	AAA
Asset-backed securities	7	338	—	1	(6)	333	(1)	AA-
Non-U.S. government securities	3	148	—	2	(10)	140	—	AA
Total fixed-maturity securities	89	4,564	(57)	242	(83)	4,666	(47)	A+
Short-term investments	11	584	—	—	(1)	583	—	AAA
Total	100%	$5,148	$(57)	$242	$(84)	$5,249	$(47)	AA-

Fixed-Maturity Securities and Short-Term Investments
by Security Type
As of December 31, 2019

Security Type	Percent of Total(1)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value	AOCI Pre-tax Gain (Loss) on Securities with OTTI	Weighted Average Credit Rating(3)
	(dollars in millions)
Fixed-maturity securities:
Obligations of state and political subdivisions	43%	$2,250	$152	$—	$2,402	$10	AA-
U.S. government securities	1	38	3	—	41	—	AA+
Corporate securities	23	1,189	56	(19)	1,226	(9)	A+
Mortgage-backed securities(4):
RMBS	7	390	19	(6)	403	5	BBB-
CMBS	4	202	7	—	209	—	AAA
Asset-backed securities	4	239	2	(1)	240	—	AA-
Non-U.S. government securities	4	229	7	(5)	231	4	AA
Total fixed-maturity securities	86	4,537	246	(31)	4,752	10	A+
Short-term investments	14	736	—	—	736	—	AAA
Total	100%	$5,273	$246	$(31)	$5,488	$10	AA-
____________________
(1) Based on amortized cost.

(2) Accumulated OCI (AOCI).

(3) Ratings represent the lower of the Moody’s and S&P classifications except for bonds purchased for loss mitigation or risk management strategies, which use internal ratings classifications. The Company's portfolio primarily consists of high-quality, liquid instruments.

(4) U.S. government-agency obligations were approximately 14% of mortgage backed securities as of June 30, 2020 and 19% as of December 31, 2019 based on fair value.

Fixed-Maturity Securities
Gross Unrealized Loss by Length of Time
For Which an Allowance for Credit Loss was Not Recorded
As of June 30, 2020

	Less than 12 months		12 months or more		Total
	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
	(dollars in millions)
Obligations of state and political subdivisions	$9	$—	$—	$—	$9	$—
Corporate securities	323	(7)	61	(12)	384	(19)
Mortgage-backed securities:
RMBS	24	(2)	—	—	24	(2)
Asset-backed securities	160	(3)	99	(2)	259	(5)
Non-U.S. government securities	74	(2)	39	(8)	113	(10)
Total	$590	$(14)	$199	$(22)	$789	$(36)
Number of securities (1)		163		49		196

Fixed-Maturity Securities
Gross Unrealized Loss by Length of Time
As of December 31, 2019

	Less than 12 months		12 months or more		Total
	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
	(dollars in millions)
Obligations of state and political subdivisions	$20	$—	$2	$—	$22	$—
U.S. government securities	3	—	4	—	7	—
Corporate securities	19	—	111	(19)	130	(19)
Mortgage-backed securities:
RMBS	8	—	60	(6)	68	(6)
CMBS	3	—	—	—	3	—
Asset-backed securities	16	—	112	(1)	128	(1)
Non-U.S. government securities	—	—	56	(5)	56	(5)
Total	$69	$—	$345	$(31)	$414	$(31)
Number of securities		27		78		105
Number of securities with OTTI		1		4		5
___________________
(1) The number of securities does not add across because lots consisting of the same securities have been purchased at different times and appear in both categories above (i.e., less than 12 months and 12 months or more). If a security appears in both categories, it is counted only once in the total column.

        Of the securities in an unrealized loss position for which an allowance for credit loss was not recorded, 22 securities had unrealized losses in excess of 10% of their carrying value as of June 30, 2020. The total unrealized loss for these securities was $18 million as of June 30, 2020. The Company considered the credit quality, cash flows, interest rate movements, ability to hold a security to recovery and intent to sell a security in determining whether a security had a credit loss. The Company has determined that the unrealized losses recorded as of June 30, 2020 were not related to credit quality. In addition, the Company currently does not intend to and is not required to sell investments in an unrealized loss position prior to expected recovery in value.

        Of the securities in an unrealized loss position for 12 months or more as of December 31, 2019, 17 securities had unrealized losses greater than 10% of book value. The total unrealized loss for these securities was $25 million as of December 31, 2019. The Company considered the credit quality, cash flows, interest rate movements, ability to hold a security to recovery and intent to sell a security in determining whether a security had a credit loss. The Company determined that the unrealized losses recorded as of December 31, 2019 were not related to credit quality.

The amortized cost and estimated fair value of available-for-sale fixed maturity securities by contractual maturity as of June 30, 2020 are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

Distribution of Fixed-Maturity Securities
by Contractual Maturity
As of June 30, 2020

	Amortized Cost	Estimated Fair Value
	(in millions)
Due within one year	$175	$170
Due after one year through five years	1,084	1,104
Due after five years through 10 years	988	985
Due after 10 years	1,777	1,896
Mortgage-backed securities:
RMBS	348	308
CMBS	192	203
Total	$4,564	$4,666

Based on fair value, investments and restricted assets that are either held in trust for the benefit of third party ceding insurers in accordance with statutory requirements, placed on deposit to fulfill state licensing requirements, or otherwise pledged or restricted totaled $12 million and $10 million, as of June 30, 2020 and December 31, 2019, respectively. In addition, the total collateral required to be funded into a reinsurance trust account by AGM for the benefit of AGE UK and AGE SA was approximately $294 million as of June 30, 2020, based on fair value. As of December 31, 2019 the total collateral required to be funded into a reinsurance trust account by AGM for the benefit of AGE UK was approximately $283 million, based on fair value.

Net Investment Income

Net investment income is a function of the yield that the Company earns on invested assets and the size of the portfolio. Net investment income includes the income earned on fixed-maturity securities, short-term investments, surplus note, loans from affiliate and other invested assets (excluding investments accounted for under the equity method, which are recorded in equity in earnings of investees in the condensed consolidated statements of operations). The investment yield is a function of market interest rates at the time of investment as well as the type, credit quality and maturity of the invested assets.

Net Investment Income

	Second Quarter		Six Months
	2020	2019	2020	2019
	(in millions)
Interest income:
Externally managed	$32	$36	$64	$73
Internally managed	8	13	17	24
Interest income on affiliated surplus note and loans	4	2	8	5
Gross investment income	44	51	89	102
Investment expenses	(1)	(1)	(2)	(2)
Net investment income	$43	$50	$87	$100

Equity in Net Earnings of Investees

Equity in Net earnings of Investees

	Second Quarter		Six Months
	2020	2019	2020	2019
	(in millions)
Equity method investments - funds managed by Assured Investment Management	$26	$—	$15	$—
Equity method investments - other	—	—	2	1
Total equity in earnings of investees	$26	$—	$17	$1

Realized Investment Gains (Losses)

        The table below presents the components of net realized investment gains (losses). Realized gains and losses on sales of investments are determined using the specific identification method.

Net Realized Investment Gains (Losses)

	Second Quarter		Six Months
	2020	2019	2020	2019
	(in millions)
Gross realized gains on available-for-sale securities	$10	$9	$16	$13
Gross realized losses on available-for-sale securities	(5)	(1)	(5)	(2)
Credit impairments (1)	(4)	(3)	(14)	(19)
Net realized investment gains (losses) (2)	$1	$5	$(3)	$(8)
____________________
(1)Credit impairment in Second Quarter 2020 and Six Months 2020 was related primarily to an increase in the allowance for credit loss on loss mitigation securities. Shut-downs due to COVID-19 pandemic restrictions contributed to the increase in the allowance for credit losses in Six Months 2020. Credit impairment in Second Quarter 2019 was primarily attributable to foreign exchange losses while Six Months 2019 was primarily attributable to loss mitigation securities and foreign exchange losses.

(2) Includes foreign currency gains (losses) of $(2) million and $(3) million for Second Quarter 2020 and Second Quarter 2019, respectively, and $1 million and $(5) million for Six Months 2020 and Six Months 2019, respectively.

        The proceeds from sales of fixed-maturity securities classified as available-for-sale were $219 million in Second Quarter 2020, $281 million in Second Quarter 2019, $263 million in Six Months 2020 and $599 million in Six Months 2019.

The following table presents the roll-forward of the credit losses on fixed-maturity securities for which the Company has recognized an allowance for credit losses in 2020 or an OTTI and for which unrealized loss was recognized in OCI for 2019.

Roll Forward of Credit Losses
for Fixed-Maturity Securities

	Second Quarter		Six Months
	2020	2019	2020	2019
	(in millions)
Balance, beginning of period	$54	$182	$—	$169
Effect of adoption of accounting guidance on credit losses on January 1, 2020	—	—	44	—
Additions for credit losses on securities for which credit impairments were not previously recognized	—	—	1	—
Additions (reductions) for credit losses on securities for which credit impairments were previously recognized	3	—	12	13
Reductions for securities sold and other settlements	—	(1)	—	(1)
Balance, end of period	$57	$181	$57	$181

8. Variable Interest Entities

Financial Guaranty Variable Interest Entities

        The Company provides financial guaranties with respect to debt obligations of special purpose entities, including VIEs but does not act as the servicer or collateral manager for any VIE obligations it insures. The transaction structure generally provides certain financial protections to the Company. This financial protection can take several forms, the most common of which are overcollateralization, first loss protection (or subordination) and excess spread. In the case of overcollateralization (i.e., the principal amount of the securitized assets exceeds the principal amount of the structured finance obligations guaranteed by the Company), the structure allows defaults of the securitized assets before a default is experienced on the structured finance obligation guaranteed by the Company. In the case of first loss, the Company's financial guaranty insurance policy only covers a senior layer of losses experienced by multiple obligations issued by the VIEs. The first loss exposure with respect to the assets is either retained by the seller or sold off in the form of equity or mezzanine debt to other investors. In the case of excess spread, the financial assets contributed to VIEs generate interest income that are in excess of the interest payments on the debt issued by the VIE. Such excess spread is typically distributed through the transaction’s cash flow waterfall and may be used to create additional credit enhancement, applied to redeem debt issued by the VIE (thereby, creating additional overcollateralization), or distributed to equity or other investors in the transaction.

AGM is not primarily liable for the debt obligations issued by the VIEs it insures and would only be required to make payments on those insured debt obligations in the event that the issuer of such debt obligations defaults on any principal or interest due and only for the amount of the shortfall. AGM’s creditors do not have any rights with regard to the collateral supporting the debt issued by the FG VIEs. Proceeds from sales, maturities, prepayments and interest from such underlying collateral may only be used to pay debt service on FG VIEs’ liabilities. Net fair value gains and losses on FG VIEs are expected to reverse to zero by maturity of the FG VIEs’ debt, except for net premiums received and net claims paid by AGM under the financial guaranty insurance contract. The Company’s estimate of expected loss to be paid for FG VIEs is included in Note 4, Expected Loss to be Paid.

As part of the terms of its financial guaranty contracts, AGM, under its insurance contract, obtains certain protective rights with respect to the VIE that give AGM additional controls over the VIE. These protective rights are triggered by the occurrence of certain events, such as failure to be in compliance with a covenant due to poor deal performance or a deterioration in a servicer or collateral manager's financial condition. At deal inception, AGM typically is not deemed to control the VIE; however, once a trigger event occurs, AGM's control of the VIE typically increases. AGM continuously evaluates its power to direct the activities that most significantly impact the economic performance of VIEs that have debt obligations insured by AGM and, accordingly, where the Company is obligated to absorb VIE losses or receive benefits that could potentially be significant to the VIE. AGM is deemed to be the control party for certain VIEs under GAAP, typically when its protective rights give it the power to both terminate and replace the deal servicer, which are characteristics specific to the

Company's financial guaranty contracts. If the protective rights that could make AGM the control party have not been triggered, then the VIE is not consolidated. If AGM is deemed no longer to have those protective rights, the VIE is deconsolidated.

The Company has elected the fair value option for FG VIEs' assets and liabilities because the carrying amount transition method was not practical.

        As of June 30, 2020 and December 31, 2019, the Company consolidated 20 and 21 FG VIEs, respectively. During Six Months 2020 there was two FG VIE that matured and one that was consolidated. During Six Months 2019, two FG VIE were deconsolidated.

The change in the ISCR of the FG VIEs’ assets held as of June 30, 2020 that was recorded in the condensed consolidated statements of operations were losses of $12 million and gains of $21 million for Second Quarter 2020 and 2019, respectively, and losses of $17 million and gains of $26 million for Six Months 2020 and 2019, respectively. To calculate ISCR, the change in the fair value of the FG VIEs’ assets is allocated between changes that are due to ISCR and changes due to other factors, including interest rates. The ISCR amount is determined by using expected cash flows at the original date of consolidation discounted at the effective yield less current expected cash flows discounted at that same original effective yield.

The inception to date change in fair value of the FG VIEs’ liabilities with recourse attributable to the ISCR is calculated by holding all current period assumptions constant for each security and isolating the effect of the change in the Company’s CDS spread from the most recent date of consolidation to the current period. In general, if the Company’s CDS spread tightens, more value will be assigned to the Company’s credit; however, if the Company’s CDS widens, less value is assigned to the Company’s credit.

	As of June 30, 2020	As of December 31, 2019
	(in millions)
Excess of unpaid principal over fair value of:
FG VIEs' assets	$282	$251
FG VIEs' liabilities with recourse	26	17
FG VIEs' liabilities without recourse	37	18
Unpaid principal balance for FG VIEs’ assets that were 90 days or more past due	42	45
Unpaid principal for FG VIEs’ liabilities with recourse (1)	307	337
____________________
(1) FG VIEs’ liabilities with recourse will mature at various dates ranging from 2020 to 2038.

The table below shows the carrying value of the consolidated FG VIEs’ assets and liabilities in the condensed consolidated financial statements, segregated by the types of assets that collateralize the respective debt obligations for FG VIEs’ liabilities with recourse.

Consolidated FG VIEs
By Type of Collateral

	As of June 30, 2020		As of December 31, 2019
	Assets	Liabilities	Assets	Liabilities
	(in millions)
With recourse:
U.S. RMBS first lien	$212	$247	$252	$281
U.S. RMBS second lien	35	34	40	40
Total with recourse	247	281	292	321
Without recourse	19	19	100	100
Total	$266	$300	$392	$421

Consolidated Investment Vehicles

Through a jointly owned subsidiary (“AGAS,” which is consolidated within these financial statements), AGM, AGC and MAC, the Assured Guaranty U.S. insurance subsidiaries, intend to invest $500 million in Assured Investment Management funds managed by its affiliate, BlueMountain. AGM owns 55%, AGC owns 35% and MAC owns 10%, of AGAS. During Second Quarter 2020, AGAS contributed $30 million to the AIM Asset Backed Income Fund (US) L.P. (ABIF), which was invested in a specific money market fund and included in cash on the cash flow statement. The $30 million capital that was contributed in Second Quarter 2020 was segregated into a separate capital account in which AGAS is the sole member, thereby creating a silo within the ABIF Fund. The silo is a VIE, of which AGAS is the primary beneficiary based on its power to direct the most significant activities of the silo (the investment of the $30 million) and its level of economic interest in the silo (as the sole member of the capital account), and therefore is required to consolidate the silo (the consolidated investment vehicle).

Changes in the fair value of assets and liabilities of consolidated investment vehicles are recorded in "other income (loss)" in the condensed consolidated statements of operations. Assets of the ABIF silo are recorded in other assets in the condensed consolidated balance sheet.

The asset of the Company's consolidated investment vehicle are held within a separate legal entity. The asset is not available to creditors of the Company, other than creditors of the applicable consolidated investment vehicle. In addition, creditors of the consolidated investment vehicle have no recourse against the assets of the Company, other than the assets of such applicable consolidated investment vehicles.

Effect of Consolidation of FG VIEs and Consolidated Investment Vehicle

        The effect on the statements of operations and financial condition of consolidating FG VIEs includes (i) changes in fair value gains (losses) on FG VIEs’ assets and liabilities, (ii) the elimination of premiums and losses related to the FG VIEs’ liabilities with recourse and (iii) the elimination of investment balances related to the Company’s purchase of AGM insured FG VIEs’ debt. Upon consolidation of a FG VIE, the related insurance and, if applicable, the related investment balances, are considered intercompany transactions and therefore eliminated. Such eliminations are included in the table below to present the full effect of consolidating FG VIEs.

The effect on the statements of operations and financial condition of consolidating Assured Investment Management investment vehicle includes changes in fair value of consolidated investment vehicles assets and liabilities and the elimination of the equity in earnings in investees related to AGAS's investments in the consolidated Assured Investment Management funds.

        The cash flows generated by the FG VIEs’ assets are classified as cash flows from investing activities. Paydowns of FG VIEs' liabilities are supported by the cash flows generated by FG VIEs’ assets, and for liabilities with recourse, possibly claim payments made by AGM under its financial guaranty insurance contracts. Paydowns of FG VIEs' liabilities both with and without recourse are classified as cash flows used in financing activities. Interest income, interest expense and other expenses of the FG VIEs’ assets and liabilities are classified as operating cash flows. Claim payments made by AGM under the financial guaranty contracts issued to the FG VIEs are eliminated upon consolidation and therefore such claim payments are treated as paydowns of FG VIEs’ liabilities and as a financing activity as opposed to an operating activity of AGM.

Effect of Consolidating FG VIEs and Consolidated Investment Vehicle
on the Condensed Consolidated Balance Sheets
Increase (Decrease)

	As of June 30, 2020	As of December 31, 2019
	(in millions)
Assets
Total investment portfolio	$(58)	$(33)
Premiums receivable, net of commissions payable	(3)	(3)
Salvage and subrogation recoverable	(3)	(3)
FG VIEs’ assets, at fair value	266	392
Assets of consolidated investment vehicle (1)	30	—
Other assets	(2)	—
Total assets	$230	$353
Liabilities and shareholder’s equity
Unearned premium reserve	$(37)	$(35)
Loss and LAE reserve	(42)	(38)
FG VIEs’ liabilities with recourse, at fair value	281	321
FG VIEs’ liabilities without recourse, at fair value	19	100
Total liabilities	221	348

Retained earnings	34	35
Accumulated other comprehensive income	(25)	(30)
Total shareholder’s equity attributable to Assured Guaranty Municipal Corp.	9	5
Total liabilities and shareholder’s equity	$230	$353
____________________
(1) Consists of cash of consolidated investment vehicle recorded as a component of other assets in the condensed consolidated balance sheets.

Effect of Consolidating FG VIEs and Consolidated Investment Vehicle
on the Condensed Consolidated Statements of Operations
Increase (Decrease)

	Second Quarter		Six Months
	2020	2019	2020	2019
	(in millions)
Net earned premiums	$(1)	$(12)	$(2)	$(14)
Net investment income	(1)	(1)	(2)	(2)
Fair value gains (losses) on FG VIEs	1	26	(6)	30
Loss and LAE	1	(9)	8	(9)
Effect on income before tax	—	4	(2)	5
Less: Tax provision (benefit)	—	1	—	1
Effect on net income (loss)	$—	$3	$(2)	$4

        The fair value gains on consolidated investment vehicle for Second Quarter 2020 and Six Months 2020 were de minimis.

For Second Quarter 2020, the fair value gains on FG VIEs were $1 million, primarily due to price appreciation due to observed tightening in market credit spreads for the underlying collateral. The fair value losses on FG VIEs were $6 million for Six Months 2020, primarily due to price depreciation due to the observed widening in the market spreads for the underlying collateral. The primary driver of the gain during Second Quarter 2019 and Six Months 2019 was attributable to higher recoveries on second lien U.S. RMBS FG VIEs' assets.

Non-Consolidated VIEs

        As described in Note 2, Outstanding Exposure, the Company monitors all policies in the insured portfolio. Of the approximately 16 thousand policies monitored as of June 30, 2020, approximately 15 thousand policies are not within the scope of FASB ASC 810 because these financial guaranties relate to the debt obligations of governmental organizations or financing entities established by a governmental organization. The majority of the remaining policies involve transactions where the Company is not deemed to currently have control over the FG VIEs’ most significant activities. As of June 30, 2020 and December 31, 2019, the Company identified 58 and 60 policies, respectively, that contain provisions and experienced events that may trigger consolidation. Based on management’s assessment of these potential triggers or events, the Company consolidated 20 and 21 FG VIEs as of June 30, 2020 and December 31, 2019, respectively. The Company’s exposure provided through its financial guaranties with respect to debt obligations of FG VIEs is included within net par outstanding in Note 2, Outstanding Exposure.

        The Company's investments in four funds managed in the Assured Investment Management platform are also VIEs, however the Company is not the primary beneficiary and they are therefore not consolidated. See Note 7, Investments and Cash, for additional information.

9. Income Taxes

Overview

        The Company files its U.S. federal tax return as a part of the consolidated group for AGUS, an indirect parent holding company. Each member of the AGUS consolidated tax group is part of a tax sharing agreement and pays or receives its proportionate share of the consolidated regular federal tax liability for the group as if each company filed on a separate return basis.

Tax Assets (Liabilities)

Deferred and Current Tax Assets (Liabilities) (1)

	As of June 30, 2020	As of December 31, 2019
	(in millions)
Deferred tax assets (liabilities)	$(9)	$(2)
Current tax assets (liabilities)	(21)	5
____________________
(1)  Included in other assets or other liabilities on the condensed consolidated balance sheets.

Valuation Allowance

        The Company has $24 million of foreign tax credit (FTC) due to the 2017 Tax Cuts and Jobs Act for use against regular tax in future years. FTCs will fully expire by 2027. In analyzing the future realizability of FTCs, the Company notes limitations on future foreign source income due to overall foreign losses as negative evidence. After reviewing positive and negative evidence, the Company came to the conclusion that it is more likely than not that the FTC of $24 million will not be utilized, and therefore, recorded a valuation allowance with respect to this tax attribute.

The Company came to the conclusion that it is more likely than not that the remaining deferred tax assets will be fully realized after weighing all positive and negative evidence available as required under GAAP. The positive evidence that was considered included the cumulative income the Company has earned over the last three years, and the significant unearned premium income to be included in taxable income. The positive evidence outweighs any negative evidence that exists. As such, the Company believes that no valuation allowance is necessary in connection with the remaining deferred tax assets. The Company will continue to analyze the need for a valuation allowance on a quarterly basis.

Provision for Income Taxes

        The Company's provision for income taxes for interim financial periods is not based on an estimated annual effective rate due, for example, to the variability in loss reserves, fair value of its VIEs, and foreign exchange gains and losses which prevents the Company from projecting a reliable estimated annual effective tax rate and pretax income for the full year 2020. A discrete calculation of the provision is calculated for each interim period.

        The effective tax rates reflect the proportion of income recognized by each of the Company’s operating subsidiaries, with U.S. subsidiaries taxed at the U.S. marginal corporate income tax rate of 21% and a U.K. subsidiary taxed at the U.K. marginal corporate tax rate of 19%. The Company’s overall effective tax rate fluctuates based on the distribution of income across jurisdictions.

        A reconciliation of the difference between the provision for income taxes and the expected tax provision at statutory rates in taxable jurisdictions is presented below.

Effective Tax Rate Reconciliation

	Second Quarter		Six Months
	2020	2019	2020	2019
	(in millions)
Expected tax provision (benefit)	$25	$26	$40	$44
Tax-exempt interest	(3)	(3)	(6)	(6)
Taxes on reinsurance	(1)	2	(1)	3
Foreign taxes	(2)	3	4	2
Other	(1)	—	(1)	(1)
Total provision (benefit) for income taxes	$18	$28	$36	$42
Effective tax rate	15.1%	22.5%	19.3%	19.8%

The expected tax provision (benefit) is calculated as the sum of pretax income in each jurisdiction multiplied by the statutory tax rate of the jurisdiction by which it will be taxed. Where there is a pretax loss in one jurisdiction and pretax income in another, the total combined expected tax rate may be higher or lower than any of the individual statutory rates.

        The following tables present pretax income and revenue by jurisdiction.

Pretax Income (Loss) by Tax Jurisdiction

	Second Quarter		Six Months
	2020	2019	2020	2019
			(in millions)
U.S.	$111	$129	$197	$200
U.K. and other	9	(2)	(8)	13
Total	$120	$127	$189	$213

Revenue by Tax Jurisdiction

	Second Quarter		Six Months
	2020	2019	2020	2019
			(in millions)
U.S.	$126	$139	$211	$240
U.K. and other	12	2	1	19
Total	$138	$141	$212	$259

        Pretax income by jurisdiction may be disproportionate to revenue by jurisdiction to the extent that insurance losses incurred are disproportionate.

Audits

As of June 30, 2020, AGUS had open tax years with the U.S. Internal Revenue Service (IRS) for 2016 to present and is currently under audit for the 2016 tax year. In July 2020, the IRS issued a Revenue Agent Report which did not identify any material adjustments. The Company's U.K. subsidiary is not currently under examination and, along with Assured Guaranty (UK) plc and Assured Guaranty (London) plc which have merged with the Company in 2018, have open tax years of 2017 forward.

Uncertain Tax Positions

The Company's policy is to recognize interest related to uncertain tax positions in income tax expense and has accrued $0.3 million for Six Months 2020 and $1 million for the full year 2019. As of June 30, 2020 and December 31, 2019, the Company has accrued $1.7 million and $1 million of interest, respectively.

The total amount of reserves for unrecognized tax positions, including accrued interest, as of June 30, 2020 and December 31, 2019 that would affect the effective tax rate, if recognized, was $15 million and $14 million, respectively.

10. Commitments and Contingencies

Legal Proceedings

        Lawsuits arise in the ordinary course of the Company’s business. It is the opinion of the Company’s management, based upon the information available, that the expected outcome of litigation against the Company, individually or in the aggregate, will not have a material adverse effect on the Company’s financial position or liquidity, although an adverse resolution of litigation against the Company in a fiscal quarter or year could have a material adverse effect on the Company’s results of operations in a particular quarter or year.

        In addition, in the ordinary course of their respective businesses, the Company and its affiliates are involved in litigation with third parties to recover losses paid in prior periods or to prevent or reduce losses in the future. For example, the Company is involved in a number of legal actions in the Federal District Court for Puerto Rico to enforce or defend its rights with respect to the obligations it insures of Puerto Rico and various of its related authorities and public corporations. See "Exposure to Puerto Rico" section of Note 2, Outstanding Exposure, for a description of such actions. The impact, if any, of these and other proceedings on the amount of recoveries the Company receives and losses it pays in the future is uncertain, and the impact of any one or more of these proceedings during any quarter or year could be material to the Company's results of operations in that particular quarter or year.

        AGM also receives subpoenas duces tecum and interrogatories from regulators from time to time.

11. Shareholder's Equity

Other Comprehensive Income

The following tables present the changes in each component of AOCI and the effect of reclassifications out of AOCI on the respective line items in net income.

Changes in Accumulated Other Comprehensive Income by Component
Second Quarter 2020

	Net Unrealized Gains (Losses) on Investments with no Credit Impairment	Net Unrealized Gains (Losses) on Investments with Credit Impairment	Net Unrealized Gains (Losses) on FG VIEs' Liabilities with Recourse due to ISCR	Cumulative Translation Adjustment	Total AOCI
	(in millions)
Balance, March 31, 2020	$69	$(50)	$(17)	$(25)	$(23)
Other comprehensive income (loss) before reclassifications	86	9	(5)	—	90
Less: Amounts reclassified from AOCI to:
Net realized investment gains (losses)	6	(5)	—	—	1
Fair value gains (losses) on FG VIEs	—	—	(1)	—	(1)
Tax (provision) benefit	(2)	1	—	—	(1)
Total amount reclassified from AOCI, net of tax	4	(4)	(1)	—	(1)
Net current period other comprehensive income (loss)	82	13	(4)	—	91
Less: Other comprehensive income (loss) attributable to non-controlling interest	4	—	—	—	4
Balance, June 30, 2020	$147	$(37)	$(21)	$(25)	$64

Changes in Accumulated Other Comprehensive Income by Component
Second Quarter 2019

	Net Unrealized Gains (Losses) on Investments with no Credit Impairment	Net Unrealized Gains (Losses) on Investments with Credit Impairment	Net Unrealized Gains (Losses) on FG VIEs' Liabilities with Recourse due to ISCR	Cumulative Translation Adjustment	Total AOCI
	(in millions)
Balance March 31, 2019	$98	$12	$(28)	$(25)	$57
Other comprehensive income (loss) before reclassifications	33	(2)	(3)	—	28
Less: Amounts reclassified from AOCI to:
Net realized investment gains (losses)	9	(4)	—	—	5
Net investment income	—	2	—	—	2
Fair value gains (losses) on FG VIEs	—	—	(8)	—	(8)
Tax (provision) benefit	(1)	—	2	—	1
Total amount reclassified from AOCI, net of tax	8	(2)	(6)	—	—
Net current period other comprehensive income (loss)	25	—	3	—	28
Less: Other comprehensive income (loss) attributable to non-controlling interest	2	—	—	—	2
Balance, June 30, 2019	$121	$12	$(25)	$(25)	$83

Changes in Accumulated Other Comprehensive Income by Component
Six Months 2020

	Net Unrealized Gains (Losses) on Investments with no Credit Impairment	Net Unrealized Gains (Losses) on Investments with Credit Impairment	Net Unrealized Gains (Losses) on FG VIEs' Liabilities with Recourse due to ISCR	Cumulative Translation Adjustment	Total AOCI
	(in millions)
Balance, December 31, 2019	$159	$9	$(25)	$(25)	$118
Effect of adoption of accounting guidance on credit losses	22	(22)	—	—	—
Other comprehensive income (loss) before reclassifications	(21)	(36)	2	—	(55)
Less: Amounts reclassified from AOCI to:
Net realized investment gains (losses)	12	(15)	—	—	(3)
Fair value gains (losses) on FG VIEs	—	—	(2)	—	(2)
Tax (provision) benefit	(2)	3	—	—	1
Total amount reclassified from AOCI, net of tax	10	(12)	(2)	—	(4)
Net current period other comprehensive income (loss)	(31)	(24)	4	—	(51)
Less: Other comprehensive income (loss) attributable to non-controlling interest	3	—	—	—	3
Balance, June 30, 2020	$147	$(37)	$(21)	$(25)	$64

Changes in Accumulated Other Comprehensive Income by Component
Six Months 2019

	Net Unrealized Gains (Losses) on Investments with no Credit Impairment	Net Unrealized Gains (Losses) on Investments with Credit Impairment	Net Unrealized Gains (Losses) on FG VIEs' Liabilities with Recourse due to ISCR	Cumulative Translation Adjustment	Total AOCI
	(in millions)
Balance, December 31, 2018	$14	$2	$(28)	$(25)	$(37)
Other comprehensive income (loss) before reclassifications	121	(4)	(4)	—	113
Less: Amounts reclassified from AOCI to:
Net realized investment gains (losses)	10	(18)	—	—	(8)
Net investment income	—	2	—	—	2
Fair value gains (losses) on FG VIEs	—	—	(9)	—	(9)
Tax (provision) benefit	(1)	2	2	—	3
Total amount reclassified from AOCI, net of tax	9	(14)	(7)	—	(12)
Net current period other comprehensive income (loss)	112	10	3	—	125
Less: Other comprehensive income (loss) attributable to non-controlling interest	5	—	—	—	5
Balance, June 30, 2019	$121	$12	$(25)	$(25)	$83

12. Subsequent Events

        Subsequent events have been considered and disclosed if material through September 1, 2020, the date on which these financial statements were issued.